Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CORCENTRIC, INC.,

CORCENTRIC ACQUISITION, LLC

and,

DETERMINE, INC.

DATED AS OF FEBRUARY 10, 2019

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		1

1.1	Capitalized Terms.	1

Article 2 TRANSFER OF ASSETS		15

2.1	Transfer of Assets.	15
2.2	Purchase Price.	16
2.3	[Reserved.].	17
2.4	Closing	17
2.5	Closing Deliveries.	17
2.6	Closing Conditions.	18
2.7	Allocation of Purchase Price	21
2.8	Transfer Taxes	21
2.9	Tax Withholding and Information.	21
2.10	Technology Retention	21
2.11	Wrong Pocket Provisions	22

Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER		22

3.1	Organization and Good Standing.	22
3.2	Subsidiaries	23
3.3	Authorization of Transactions	23
3.4	Support Agreements	23
3.5	Noncontravention.	24
3.6	Title to Transferred Assets.	24
3.7	Sufficiency.	25
3.8	No Liquidation, Insolvency, Winding Up; Creditors.	25
3.9	Material Contracts.	26
3.10	Intellectual Property.	27
3.11	Brokers’ and Finders’ Fees	33
3.12	Employees; Benefits.	33
3.13	Real Property.	35
3.14	Compliance with Applicable Laws	36
3.15	Taxes.	36
3.16	Financial Statements.	39
3.17	Restriction on Business Activities	40
3.18	Litigation	40
3.19	Product Liability..	40
3.20	Anti-Corruption and Anti-Bribery Laws.	40
3.21	Export Control Laws and Economic Sanctions.	41
3.22	Environmental Matters.	42
3.23	Governmental Authorizations	43
3.24	Insurance Policies	43
3.25	No Other Representations or Warranties; Non-Reliance.	43

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Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		44

4.1	Organization and Standing	44
4.2	Authorization of Transactions	44
4.3	Non-Contravention.	44
4.4	Solvency.	45
4.5	Financing Capability.	45
4.6	No Other Representations or Warranties; Non-Reliance.	45

Article 5 ADDITIONAL AGREEMENTS		46

5.1	Acknowledgement; Waivers; Release of Claims	46
5.2	Tax Matters.	46
5.3	Parent’s Financing Activities	47
5.4	Payoff of Closing Indebtedness	48
5.5	Proxy Statement	48
5.6	Meeting of Seller Stockholders; Board Recommendation	49
5.7	Alternative Transaction Proposals.	50
5.8	Confidentiality; Access to Information.	53
5.9	Public Disclosure	53
5.10	Regulatory Filings; Reasonable Efforts	53
5.11	Third-Party Consents	55
5.12	Employee Matters.	55
5.13	Indemnification.	58
5.14	State Takeover Statutes	58
5.15	Privacy and Transfer of Personal Data	58
5.16	Other Insurance Policies	59
5.17	Export Control Codies	59

Article 6 INTERIM CONDUCT OF BUSINESS		59

6.1	Conduct of Business	59
6.2	Restrictions on Business	59
6.3	Reasonable Best Efforts	62
6.4	Notification of Certain Matters.	62
6.5	Bulk Sales	63
6.6	Buyer’s Obligations	63
6.7	Payments	63

Article 7 PRE-CLOSING TERMINATION		63

7.1	Pre-Closing Termination	63
7.2	Manner and Effect of Pre-Closing Termination	64
7.3	Fees and Expenses.	64

Article 8 POST-CLOSING INDEMNIFICATION		66

8.1	Survival of Representations and Warranties	66
8.2	Indemnification	66
8.3	Limitations on Indemnification	67
8.4	Indemnification Claims.	68
8.5	Third Party Claims	68

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8.6	Tax Treatment	69
8.7	Parent and Buyer Indemnification	69

Article 9 GENERAL		69

9.1	Notices	69
9.2	Interpretation	70
9.3	Counterparts	71
9.4	Entire Agreement; Assignment	71
9.5	Severability	71
9.6	Other Remedies	72
9.7	Governing Law; Exclusive Jurisdiction	72
9.8	Rules of Construction	73
9.9	Amendment; Waiver	73

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INDEX OF EXHIBITS

Exhibit A	List of Key Employees

Exhibit B	List of Specified Individuals

Exhibit C	Form of Support Agreement

Exhibit D	Form of IP Assignment Agreements

Exhibit E	R&W Insurance Policy

Exhibit F	Form of Bill of Sale

Exhibit G	Form of Assignment and Assumption Agreement

Exhibit H	Form of Assignment and Assumption of Lease for each Transferred Lease

Exhibit I	Escrow Agreement

Exhibit J	Put Option Agreement

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of February 10, 2019, by and among Corcentric, Inc., a Delaware corporation (“Parent”), Corcentric Acquisition, LLC, a Delaware limited liability company (“Buyer”) and Determine, Inc., a Delaware corporation (“Seller”). Each of the parties hereto is referred to herein individually as a “Party,” and collectively as the “Parties”.

Unless the context otherwise requires, all references in this Agreement to Seller will be deemed to include all direct and indirect Subsidiaries of Seller.

RECITALS

A.     Seller wishes to transfer, free and clear of all Liens other than Permitted Liens, to Buyer or its designee all the Transferred Assets in exchange for the consideration set forth below.

B.     As an inducement to the willingness of Parent and Buyer to enter into this Agreement, (i) holders of the outstanding shares of Seller Capital Stock sufficient to satisfy the Requisite Stockholder Vote and (ii) holders of at least a majority of the issued and outstanding shares of Seller Capital Stock, voting together as a single class on an as-converted basis, have entered into support agreements with Buyer, substantially in the form attached hereto as Exhibit C (the “Support Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

Article 1

DEFINITIONS

1.1     Capitalized Terms.

For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)     “Acquisition Transaction” means any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning twenty percent (20%) or more of the total outstanding voting securities of Seller or any of its Subsidiaries; (ii) any merger, consolidation, business combination or similar transaction involving Seller or any of its Subsidiaries; (iii) any sale, lease, exchange, transfer, exclusive license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of Seller) representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of Seller and its Subsidiaries, taken as a whole; (iv) any liquidation, dissolution, reorganization or recapitalization of Seller; or (v) the declaration or payment of any extraordinary dividend, whether of cash or other property, by Seller; provided, however, for the sake of clarity, the transactions among Parent, Buyer and Seller contemplated by this Agreement shall not be deemed an Acquisition Transaction.

(b)     “Action” means any action, arbitration, complaint, hearing, audit, investigation (if known), lawsuit, litigation or other legal proceeding (whether at law or in equity, whether civil, criminal, administrative, judicial or investigative) filed or brought by or before, or otherwise involving, any Governmental Entity.

(c)     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(d)     “Allocation” means an allocation of the Purchase Price among the Transferred Assets prepared by Buyer in accordance with Section 1060 of the Code.

(e)     “Alternative Transaction Proposal” means, with respect to Seller, any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to Seller or its stockholders, relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning twenty percent (20%) or more of the total outstanding voting securities of Seller or any of its Subsidiaries; (ii) any merger, consolidation, business combination or similar transaction involving Seller or any of its Subsidiaries; (iii) any sale, lease, exchange, transfer, exclusive license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of Seller) representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of Seller and its Subsidiaries, taken as a whole; (iv) any liquidation, dissolution, reorganization or recapitalization of Seller; or (v) the declaration or payment of any extraordinary dividend, whether of cash or other property, by Seller; provided, however, for the sake of clarity, the transactions among Parent, Buyer and Seller contemplated by this Agreement shall not be deemed an Alternative Transaction Proposal.

(f)     “Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreements and each Assignment and Assumption of Lease.

(g)     “Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, or any other applicable United States or non-U.S. anti-corruption, anti-bribery, or money laundering laws or regulations.

(h)     “Applicable Law” means, with respect to any Person, a Law that is binding upon that Person.

(i)      “Assumed Liability” means any and all Liabilities of Seller and/or its Subsidiaries that is not an Excluded Liability.

(j)      “Bill of Sale” means the bill of sale, dated as of the Closing Date, and executed and delivered by Seller and Buyer.

(k)     “Books and Records” means the business records, personnel records, financial books and records, Tax records and related work papers, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, of Seller or any of its Subsidiaries related to the Business.

(l)     “Business” means Seller and its Subsidiaries’ worldwide business and operations, including (i) the design, development, and testing of Products, including both internal operations for the foregoing and management of third-party vendor and suppliers with respect to the foregoing; (ii) the design, development, creation and testing of Software for Products, including drivers and Software distributed for use with or embedded into Products; (iii) the sales, distribution and marketing of Products; (iv) the support of Products including fulfillment of warranty obligations and customer support; and (v) provisions of services related to Products, including custom design support.

(m)     “Business Day” means each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

(n)      “CFC” means a “controlled foreign corporation”, within the meaning of Section 957(a) of the Code.

(o)     “CFC Taxes” means the amount of any Taxes payable by Buyer or one of its Affiliates in respect of gross income required to be included on account of Section 951 or 951A of the Code on account of Buyer or such Affiliate being a “United States shareholder”, within the meaning of Section 951(b) of the Code, of any Transferred Subsidiary that is CFC following the Closing; provided that the amount of such gross income required to be included and the amount of such Taxes payable shall be determined without taking into account any net operating loss, foreign tax credits or other tax attributes of Buyer or its Affiliates, other than foreign tax credits and other tax attributes attributable to Buyer or any of its Affiliate’s ownership of the Transferred Subsidiaries following the Closing.

(p)     “Change of Recommendation” means the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Buyer), by Seller’s Board of Directors (or any committee thereof) of its recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to Seller Stockholders, a failure to recommend that Seller Stockholders reject such tender or exchange offer.

(q)     “Closing Certificates” means the certificates delivered pursuant to Sections 2.6(b)(iv) and 2.6(c)(iii).

(r)     “Closing Indebtedness” means any Indebtedness of Seller and its Subsidiaries as of immediately prior to the Closing.

(s)     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

(t)     “Code” means the United States Internal Revenue Code of 1986, as amended.

(u)     “Confidential Information” means information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including Private Information, financial information, algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, models, systems, and techniques.

(v)     “Contract” means any note, bond, mortgage, indenture, lease, contract, covenant, plan, insurance policy, legally binding undertaking or other agreement, instrument, legally binding arrangement, obligation, legally binding understanding or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto, whether oral or written or express or implied.

(w)     “Customer Data” means (i) all data and content uploaded or otherwise provided by or for users, end users, and customers of Seller or its Subsidiaries (or such customers’ users, end users, and customers) to, or stored by customers of Seller or its Subsidiaries (or such customers’ users, end users, and customers) on, any Products; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for any Products or by or for Seller or any of its Subsidiaries in or relating to the provision or operation of any Products; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

(x)     “Data Rights” means all rights in and to, and all rights to use, maintain, store, disclose and otherwise process, Private Information and Customer Data in the direct or indirect care, possession, custody or control of Seller or its Subsidiaries, including all copies of all such Private Information and Customer Data in Seller’s direct or indirect care, possession, custody or control (including any such Private Information or Customer Data, and copies thereof, held or maintained for Seller).

(y)     “Delaware Law” means the General Corporation Law of the State of Delaware, or any successor statute thereto, and any other Applicable Law.

(z)     “Employee” means any current or former employee, consultant, independent contractor or director of Seller or any of its Subsidiaries.

(aa)    “Employee Plan” means any plan, program, policy, practice, Contract, agreement or other arrangement providing for employment, compensation, severance, retention or change of control compensation or benefits, termination pay, retirement pay, profit sharing, deferred compensation, relocation, performance awards, stock or stock-related awards, material fringe benefits or other material employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Liability or obligation.

(bb)    “Environmental Law” means all Laws concerning pollution, protection of the environment, or human health and safety as each relates to exposures to Hazardous Materials, and including all those relating to the generation, transportation, treatment, storage, disposal, release or cleanup of any Hazardous Materials.

(cc)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

(dd)    “ERISA Affiliate” means any person or entity under common control with Seller within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(ee)     “Escrow Agent” means Citibank, N.A.

(ff)     “Escrow Amount” means an amount in cash equal to $2,000,000 USD.

(gg)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(hh)     “Excluded Assets” means (i) cash (including bank accounts where such cash is held), (ii) cash equivalents (including accounts where such cash equivalents are held), (iii) the French Securities; provided, that upon a Put Option Exercise Event, the French Securities shall, automatically and without any further action of the parties hereto, be deemed to be included in the Transferred Assets and shall no longer be Excluded Assets, (iv) the D&O Tail Policy, (v) those certain director and officer indemnification agreements by and between Seller, on the one hand, and the directors and officers of Seller, on the other hand, (vi) the Charter Documents of Seller, (vii) the minute books, stock records and corporate seal of Seller and (viii) this Agreement and the Related Agreements to which Seller is a party.

(ii)     “Excluded Liabilities” shall have the meaning set forth in Section 2.1(e) of this Agreement.

(jj)      “Export and Import Control Laws” means any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

(kk)     “Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

(ll)        “French Securities Purchaser” means the purchaser of the French Securities as set forth in the Put Option Agreement.

(mm)     “French Securities Seller” means the seller of the French Securities as set forth in the Put Option Agreement.

(nn)      “French Securities” has the meaning set forth in the Put Option Agreement.

(oo)      “French Employee Transfer Date” has the meaning set forth in Section 5.12(d).

(pp)      “GAAP” means U.S. generally accepted accounting principles.

(qq)     “Governmental Entity” means any federal, state, county, national, local, international or foreign court, administrative, regulatory or other governmental authority, agency, commission, instrumentality or arbitral tribunal.

(rr)     “Government Official” means any officer or employee of a Governmental Entity, or any Person acting in an official capacity for or on behalf of any such Governmental Entity, or any political party or candidate for political office, or any employee, official, or representative of a public international organization.

(ss)     “Hazardous Materials” means any substance, material, emission or waste defined or designated as hazardous or toxic (or by any similar term), or for which liability or standards of conduct may be imposed, under any Environmental Law, including asbestos, polychlorinated biphenyls, radioactive materials, and petroleum and petroleum products.

(tt)     “Indebtedness” means all Liabilities and obligations, whether contingent or otherwise (including penalties, fees, interest and premiums) of a Person, (i) for borrowed money or in respect of loans and (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments.

(uu)     “Indemnified Parties” means any Person entitled to, or seeking, indemnification, compensation or reimbursement under the terms of this Agreement.

(vv)     “Indemnifying Party” means any Party obligated to provide indemnification, compensation or reimbursement, or against whom indemnification, compensation or reimbursement is sought, under the terms of this Agreement.

(ww)     “IP Assignment Agreements” means the Patent Assignment and the Trademark Assignment, each in the form set forth on Exhibit D.

(xx)     “Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith (whether existing now or in the future) in any jurisdiction throughout the world and all rights therein: (i) patents and applications therefor (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing (“Patents”); (ii) trade secret rights and all other rights in confidential business or technical information (“Trade Secret Rights”); (iii) copyrights, copyright registrations and applications therefor moral rights, and all other rights corresponding thereto, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vi) all rights in databases and data collections; and (vii) any similar or equivalent rights to any of the foregoing; provided, however, that the term “Intellectual Property Rights” specifically excludes contract rights (including license grants).

(yy)     “International Employee Plan” means each Employee Plan of Seller or its Affiliates that is subject to the Laws of any jurisdiction other than the United States.

(zz)     “Intervening Event” means a material event (other than an Alternative Transaction Proposal or a Superior Proposal) arising after the date of this Agreement, that was neither known to the Board of Directors of Seller as of the date hereof nor reasonably foreseeable by the Board of Directors of Seller as of or prior to the date hereof, which becomes known to the Board of Directors of Seller prior to the receipt of the Seller Stockholder Approval.

(aaa)     “Key Employees” means the persons set forth on Exhibit A.

(bbb)     “Knowledge” means, with respect to Seller, the knowledge of any of the Key Employees, Seller’s directors and executive officers, and the knowledge that such individuals would have had after having made due and diligent inquiry of the Specified Individuals.

(ccc)     “Law” means any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Entity or any order, judgment, writ, injunction, decree or other determination of an arbitrator or court or other Governmental Entity.

(ddd)     “Liability” means any liability, indebtedness, duty, expense, charge, cost, fee, claim, deficiency, commitment, loss, damage, guaranty, endorsement or other obligation of any type, whether known or unknown, asserted or unasserted, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, determined, determinable or otherwise, due or to become due, on- or off-balance sheet.

(eee)     “Lien” means any mortgage, pledge, lien, security interest, charge, claim, community or other marital property interest, encumbrance, restriction on transfer, use, voting or any other attribute of ownership, conditional sale or other title retention device or arrangement, transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom. For the avoidance of doubt, a non-exclusive license with respect to an Intellectual Property Right is not a Lien.

(fff)     “Loss” or “Losses” means Actions, losses, Taxes, Liabilities, damages, diminution in value, interest, awards, judgments, penalties, costs and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing.

(ggg)     “Material Adverse Effect” means with respect to Seller means any state of facts, condition, change, development, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect(s), is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise) or operations of Seller and its Subsidiaries, taken as a whole, except for any such Effect to the extent it results from (i) any change or development in general economic or political conditions or general conditions in the industries or markets in which Seller and its Subsidiaries operate; (ii) any change in financing, banking or securities markets generally; (iii) the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad; (iv) changes in any Applicable Law or GAAP or other accounting standards; (v) the negotiation or announcement of, or any action taken that is required, expressly contemplated by, this Agreement (including the impact thereon on relationships (contractual or otherwise) with customers, vendors, lenders, employees or other business partners, or the identity of Buyer); (vi) any Proceeding made or brought by any holder of capital stock of Seller arising out of or related to this Agreement or any of the transactions contemplated hereby; (vii) any failure by Seller to meet internal or analysts’ estimates or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred) or (viii) any hurricane, flood, tornado, earthquake or other natural disaster or act of God; provided, however, that in each case of clauses (i), (ii), (iii) and (iv) such Effects do not have a disproportionate or unique effect on Seller relative to other companies in Seller’s industry.

(hhh)      “Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from source code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any source code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

(iii)     “Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity.

(jjj)      “OTCQB” means the OTCQB tier of the OTC Market.

(kkk)     “Patent Assignment” means the Assignment of Patents executed and delivered by Seller and Buyer upon Closing.

(lll)     “Permitted Liens” means (i) statutory or common law Liens for Taxes which are not yet due and payable or are being contested in good faith (and for which adequate accruals or reserves have been established in the Financials), (ii) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet due or payable, (iii) Liens, encumbrances, zoning restrictions, covenants, conditions and restrictions imposed on the underlying fee interest in real property which are not violated by and do not materially interfere with the current operation of any Leased Real Property, (iv) Liens being contested in good faith (and for which adequate accruals or reserves have been established in the Financials) and (v) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, which are not yet due and payable or are being contested in good faith (and for which adequate accruals or reserves have been established in the Financials).

(mmm)     “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or Governmental Entity.

(nnn)     “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number or state identification number, passport number, credit or debit card number, insurance policy number, financial information, or customer or account number, health information, device or machine identifier, transaction identifiers, IP addresses, biometric identifiers or any other piece of information that alone or in combination with other information allows the identification of or contact with a natural person or a particular computing system or device; and (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “personal information”, “nonpublic personal information”, “individually identifiable health information”, “protected health information” or any similar term under any Law.

(ooo)     “Pre-Closing Straddle Period” means the portion of the Straddle Period ending on the Closing Date.

(ppp)     “Pre-Closing Straddle Period Taxes” means any Taxes of the Transferred Subsidiaries, Taxes relating to the Transferred Assets or CFC Taxes, in each case, allocable to the Pre-Closing Straddle Period.  For all purposes of this Agreement, in order to apportion any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (i) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, other than CFC Taxes, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis, (ii) in the case of CFC Taxes, the amount by which CFC Taxes for the taxable year of Buyer or its Affiliate that includes the Closing Date exceeds the amount of CFC Taxes that would have been payable  by Buyer or its Affiliates for such taxable year of Buyer or its Affiliates if the taxable year or period of the applicable Transferred Subsidiary had ended on the Closing Date, taking into account the principles of Treasury Regulation § 1.951-1(f) and based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis, and (iii) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Period.

(qqq)     “Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and any Pre-Closing Straddle Period.

(rrr)     “Pre-Closing Taxes” means any Taxes of the Transferred Subsidiaries, Taxes relating to the Transferred Assets or CFC Taxes, in each case, relating or attributable to any Pre-Closing Tax Period (regardless of whether a Tax Return is required to be filed or such Taxes are required to be paid before the Closing Date), including any Pre-Closing Straddle Period Taxes, determined in each case as if Seller and its Subsidiaries used the accrual method of Tax accounting throughout such periods and treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period, regardless of when actually recognized for income Tax purpose.

(sss)     “Privacy Requirements” means all applicable Laws (including to the extent applicable the Fair Credit Reporting Act, the Federal Trade Commission Act, any state or unified unfair and deceptive practices acts, the European Union General Data Protection Regulation, the UK Data Protection Act and the Health Insurance Portability and Accountability Act), Seller Privacy Policies, contractual obligations of Seller and its Subsidiaries, applicable rules, codes of conduct, or other requirements of self-regulatory bodies to which Seller or its Subsidiaries belongs (or, at the applicable time, has belonged), and applicable industry standards (including, to the extent applicable, the PCI Data Security Standard), as it may in each case be amended from time to time, that pertains to (x) privacy or the collection, use, disclosure, transfer, transmission, storage, security, breach notification, hosting, disposal, retention, interception or other processing of Private Information or other Confidential Information or any unfair or deceptive practice(s) regarding the processing of Private Information or other Confidential Information or (y) direct marketing to consumers, the initiation, transmission, or receipt of communications, or consumer protection.

(ttt)     “Private Information” means Personal Data and Customer Data.

(uuu)     “Products” means (i) the products and services of Seller and its Subsidiaries and any and all prior versions thereof, and (ii) all products and services of Seller at any time (including products and services under development as of the Closing Date).

(vvv)     “Proxy Statement” means the proxy statement to be filed with the SEC.

(www)     “Purchase Price” means an amount in cash equal to $32,000,000 USD.

(xxx)      “Put Option Agreement” means the agreement between the French Securities Seller and French Securities Purchaser, dated as of the date hereof, attached hereto as Exhibit J.

(yyy)     “Put Option Exercise Event” means the acceptance by the French Securities Seller of the irrevocable, firm and binding offer of the French Securities Purchaser to purchase the French Securities as set forth in the Put Option Agreement.

(zzz)     “R&W Insurance Policy” means an insurance policy selected by Buyer providing, subject to the terms and conditions thereof, insurance coverage to Buyer in the event of breach or inaccuracy of the representations and warranties of Seller under Article 3, in the form attached as Exhibit E.

(aaaa)     “Real Property” means real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

(bbbb)    “Registered IP” means Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority, or any applications for any of the foregoing.

(cccc)     “Related Agreements” means the Ancillary Agreements, the Support Agreements, and all other certificates, instruments and ancillary documents, other than the Closing Certificates, delivered in connection with this Agreement or any of the foregoing.

(dddd)    “Representatives” mean with respect to a particular Person, means any designee, director, administrator, officer, manager, partner, employee, agent, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(eeee)     “Retention Amount” means one percent (1%) of the Purchase Price.

(ffff)       “Securities Act” means the Securities Act of 1933, as amended.

(gggg)     “SEC” means the United States Securities and Exchange Commission.

(hhhh)     “Seller Capital Stock” means the Seller Common Stock, the Seller Series A Junior Participating Preferred Stock, the Seller Series B Junior Participating Preferred Stock and all other shares of all series and classes of capital stock of Seller, taken together.

(iiii)     “Seller Common Stock” means the common stock, par value $0.0001 per share, of Seller.

(jjjj)      “Seller Financial Advisor” means Needham & Company, LLC.

(kkkk)     “Seller Privacy Policy” means each external or internal, past or present policy or representation or promise of Seller or any of its Subsidiaries relating to privacy, data protection, or the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information or other Confidential Information.

(llll)     “Seller SEC Reports” means each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company pursuant to the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder with the SEC since January 1, 2016.

(mmmm)     “Seller Series A Junior Participating Preferred Stock” means the preferred stock, par value $0.0001 per share, of Seller.

(nnnn)     “Seller Series B Junior Participating Preferred Stock” means the preferred stock, par value $0.0001 per share, of Seller.

(oooo)     “Seller Stockholder” means a holder of Seller Capital Stock as of immediately prior to the Closing.

(pppp)     “Seller Stockholder Approval” means the vote of Seller Stockholders that is required by the Charter Documents, by Applicable Law and by any applicable Contracts between Seller and any Seller Stockholders, to approve this Agreement and the transactions contemplated hereby by Seller Stockholders.

(qqqq)     “Software” means any and all computer software, computer programs and code, including firmware, assemblers, applets, compilers, source code, Object Code, data (including image and sound data), design tools, and user interfaces, in any form or format, however fixed. Software includes source code listings and documentation.

(rrrr)     “Specified Individuals” means the persons set forth on Exhibit B.

(ssss)     “Straddle Period” means a taxable period beginning on or prior to, and ending after, the Closing Date.

(tttt)     “Subsidiary” means, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

(uuuu)     “Superior Proposal” means, with respect to Seller, an unsolicited bona fide written Alternative Transaction Proposal that Seller receives at any time from and after the date of this Agreement and prior to Closing that (i) the Board of Directors of Seller determines in good faith (after consultation with its outside legal counsel and the Seller Financial Advisor) to be more favorable from a financial point of view (taking into account all relevant legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal (including the conditions thereto and the likelihood of consummation in accordance with the terms of such proposal) and the identity of the Person making the proposal) to Seller Stockholders than the transactions contemplated by this Agreement (after taking into account all of the terms of any proposal by Buyer to amend or modify the terms of the transactions contemplated by this Agreement), (ii) provides for consideration consisting exclusively of cash and/or publicly traded securities, and for which financing, to the extent required by the Person making the offer, is then fully committed and has no material conditions other than those conditions to such Alternative Transaction Proposal, and (iii) is reasonably capable of being consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” that each reference to “20%” in the definition of “Alternative Transaction Proposal” contained herein shall be deemed to be a reference to “50%.”

(vvvv)     “Tangible Property” means all furniture, fixtures, equipment (including motor vehicles, testing equipment, factory test equipment, IT equipment), Books and Records, computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind (wherever located), together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof (to the extent transferable to Buyer) and all maintenance records and other documents relating thereto.

(wwww)     “Tax” and “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, and other governmental charges, customs, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, stamp, escheat and unclaimed property, excise and property taxes, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in this Section 1.1(wwww) as a result of being or having been a member of an affiliated, consolidated, combined or similar group for any period (including any arrangement for group or consortium relief or similar arrangement); and (iii) any liability for the payment of any amounts of the type described in this Section 1.1(wwww) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person or entity with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operation of law.

(xxxx)     “Tax Returns” means all returns, forms, estimates, amendments, information statements and reports, and any attachments, schedules, appendices or addenda thereto, that are filed or required to be filed with a Governmental Entity with respect to Taxes.

(yyyy)     “Technology” means any and all technology and tangible embodiments thereof, regardless of form, including (without limitation) all tangible items related to, constituting, disclosing or embodying any or all of the following: (i) works of authorship including Software, architecture, algorithms, programmers’ notes, design notes, flow charts, and documentation, (ii) inventions (whether or not patentable), technology, discoveries and improvements, (iii) proprietary and confidential technical information and know how, (iv) data, databases, and data compilations and collections, (v) methods, algorithms, techniques and processes, and (vi) designs and schematics. “Technology” does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

(zzzz)     “Third Party Components” means, with respect to any Product, Technology that is not exclusively owned by Seller and is embedded in, incorporated into, used with or distributed by Seller with such Product.

(aaaaa)     “Trademark Assignment” means the Assignment of Trademarks executed and delivered by Seller and Buyer upon Closing.

(bbbbb)     “Transaction Payroll Taxes” means any employment or payroll Taxes with respect to any bonuses, cash-outs or other compensatory payments made to Employees of Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(ccccc)     “Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

(ddddd)     “Transfer Tax” means any sales, use, value-added, goods and services, gross receipts, excise, registration, stamp duty, transfer, documentary, or other similar Tax or governmental charge or fee.

(eeeee)     “Transferred Contracts” means, collectively, all Contracts to which Seller or its Subsidiaries are a party, other than any Contract that is expressly included as an Excluded Asset.

(fffff)     “Transferred IPR” means all Intellectual Property Rights owned, purported to be owned, or transferable by Seller or its Subsidiaries as of the Closing, including all Registered IP therein, including (i) the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Entity, (ii) the rights to damages and payments for past, present or future infringements or misappropriations of any such Intellectual Property Rights, and (iii) the goodwill of Seller’s business associated with the Trademarks included within such Intellectual Property Rights.

(ggggg)     “Transferred Leases” means all of Seller’s right, title and interest in and to the Leases of Leased Real Property, including, without limitation, all deposits and prepaid rents thereunder.

(hhhhh)     “Transferred Subsidiary” means a Subsidiary of Seller the equity interests in which are a Transferred Asset.

(iiiii)     “Transferred Tangible Property” means all Tangible Property owned or transferable by Seller or its Subsidiaries and used in, related to or necessary for the operation of the business of Seller or its Subsidiaries.

(jjjjj)     “Transferred Technology” means all (i) all Technology within the Transferred Tangible Property, (ii) the Products and all copies and versions of the Products in both source code and Object Code form, and (iii) all other Technology that is owned or transferable by Seller and used in, related to or necessary for the operation of the Seller’s and its Subsidiaries’ business.

Article 2

TRANSFER OF ASSETS

2.1     Transfer of Assets.

(a)     Transfer of Transferred Assets. Effective as of the Closing, Seller hereby irrevocably and perpetually transfers to Buyer or a Subsidiary thereof, free and clear of all Liens other than Permitted Liens, all of Seller’s rights, titles and interests in, to and under all of the assets of Seller and the securities of its Subsidiaries other than Excluded Assets, including without limitation: (i) all Transferred Technology, (ii) all Data Rights and all Transferred IPR, (iii) all tangible assets used in or necessary for the operation of the business of Seller, including the Transferred Tangible Property and the Products, (iv) the Transferred Contracts, (v) the Transferred Leases, (vi) accounts receivable, (vii) all claims and causes of action against third parties related to the assets listed in clauses (i), (ii), (iii), (iv), (v) and (vi), in each case, whether known or unknown, contingent or noncontingent and (ix) all rights to enforce such right, title and interest, including the right to sue and recover any sums whether due, payable, accrued or arising before, on or after the Closing with respect to any of the assets listed in clauses (i), (ii), (iii), (iv), (v) and (vi) (it being understood that the transfers contemplated by this Section 2.1(a) are intended to be absolute transfers and not by way of security) (collectively, the “Transferred Assets”).

(b)     Excluded Assets. The Excluded Assets shall be retained by Seller.

(c)     Further Assurances; Assistance. From and after the Closing, Seller shall execute such documents and instruments, provide such information, cooperation, assistance and otherwise take such steps as Buyer may reasonably require, at Seller’s cost and expense, to fulfill the provisions of and to give Buyer the full benefit of this Agreement and Ancillary Agreements, including the execution and delivery of documents and instruments evidencing the transfer or assignment to Buyer, free and clear of all Liens other than Permitted Liens, of specific Transferred Assets, enabling the perfection of Buyer’s ownership of the Transferred Assets and the registration, recordation, prosecution, enforcement of the Transferred IPR.

(d)     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Buyer shall assume the Assumed Liabilities and Buyer agrees to pay, perform and discharge the Assumed Liabilities.

(e)     Excluded Liabilities. In connection with the consummation of the Transactions, neither Buyer nor any of its affiliates or their respective Representatives shall assume or have any responsibility for, or shall be deemed to have assumed or have any responsibility for, any Liability, whenever or however arising, including all costs and expenses relating thereto arising under Applicable Law, or Action before any Governmental Entity, Order or any award of any arbitrator of any kind, in any case, arising from (i) the operation and wind-down of Seller after the Closing, (ii) any Excluded Assets, (iii) any fees or expenses incurred by or on behalf of Seller in connection with this Agreement, any of the Related Agreements, the Transactions or any equity or debt financing or sale transactions contemplated by Seller, (iv) any claims by any Person alleging that any fiduciary or other similar obligation of any Seller directors or officers was breached or violated, (v) any claims by any Person alleging that the consideration hereunder or that is distributed to the Seller Stockholders was not fair, (vi) any claims pursuant to any Seller indemnification obligations under Seller’s Charter Documents or indemnification agreements entered into between Seller and any Seller director or officer, (vii) Closing Indebtedness, (viii) any severance obligations of Seller or any of its Subsidiaries owed to the persons set forth on Section 2.1(e) of the Disclosure Letter, (ix) any retention bonus obligations of Seller to any Employees (other than Continuing Employees payable in connection with the consummation of the transactions contemplated hereby), to the extent paid or payable prior to or upon the Closing, or (xi) any Taxes of Seller or any of its Subsidiaries other than the Transferred Subsidiaries arising from or attributable to the Transactions, including any such Taxes for which any of the Transferred Subsidiaries may become liable as a result of being or having been a member of an affiliated, consolidated, combined or similar group for any period or otherwise by operation of Law, and taking into account, in determining the amounts of such Taxes, the available Tax assets of Seller and its Subsidiaries arising in the Pre-Closing Tax Period, including the net operating losses of the Seller’s U.S. consolidated group (collectively, the “Excluded Liabilities”).

2.2     Purchase Price.

(a)     Subject to adjustment in accordance with Section 2.3, as consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Buyer:

(i)     Buyer shall pay to Seller, in cash, the Purchase Price, minus the Escrow Amount, minus $217,500, for the premium and certain costs to obtain the R&W Insurance Policy (the “Cash Purchase Price”); and

(b)     The Cash Purchase Price shall be payable on the Closing Date as follows: Buyer shall deliver an aggregate amount equal to the Cash Purchase Price to Seller (or one or more of its designees) in one or more wire transfers of immediately available funds to the wire transfer address or addresses provided by Seller to Buyer on or before the Business Day prior to the Closing Date.

2.3     Reserved.

2.4     Closing.  Unless this Agreement is validly terminated pursuant to Section 7.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than two (2) Business Days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 2.5(c) other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, NW, Fifth Floor, Washington, DC 20006, unless another date and/or place is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

2.5     Closing Deliveries.

(a)     Seller Closing Deliveries. At the Closing and subject thereto, Seller shall deliver (or cause to be delivered) to Buyer the following:

(i)     an executed copy of the Bill of Sale in the form attached hereto as Exhibit F;

(ii)     an executed copy of the Assignment and Assumption Agreement in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”);

(iii)     an executed copy of the Intellectual Property Assignment Agreements;

(iv)     an executed Assignment and Assumption of Lease with respect to each Transferred Lease in the form attached hereto as Exhibit H (each, an “Assignment and Assumption of Lease”);

(v)     an original of the share transfer form (ordre de mouvement) recording the transfer of the French Securities to the benefit of Buyer or Buyer Subsidiary (as the case maybe);

(vi)     Three (3) originals of each of the Cerfa tax form No 2759 relating to the French Securities duly executed by Seller and Buyer or Buyer Subsidiary (as the case maybe);

(vii)     the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of the French Seller Subsidiary;

(viii)     the share ledger (registre de mouvement de titres) of the Seller’s French Subsidiary and shareholders accounts (fiches individuelles d’actionnaire);

(ix)     an executed copy of the Escrow Agreement in the form attached hereto as Exhibit I (the “Escrow Agreement”); and

(x)     A certificate, validly executed by the Secretary of Seller, certifying as the terms and effectiveness of the Charter Documents, (ii) the valid adoption of the resolutions of the Board of Directors of Seller (whereby Seller is or will be a party and the Transactions were approved by the Board of Directors), and (iii) that the Seller Stockholder Approval constitutes the valid adoption and all requisite approvals under Applicable Laws and the Charter Documents of approval of Seller is or will be and the Transactions; and

(xi)     properly executed statements (“FIRPTA Compliance Certificates”) in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Section 1445 of the Code.

(b)     Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) to Seller the following:

(i)     a cash payment in immediately available funds in the amount of the Cash Purchase Price to one or more accounts designated in writing by Seller prior to the Closing;

(ii)     an executed copy of the Bill of Sale;

(iii)     an executed copy of the Assignment and Assumption Agreement;

(iv)     an executed copy of the IP Assignment Agreements;

(v)     an executed copy of each Assignment and Assumption of Lease; and

(vi)     an executed copy of the Escrow Agreement.

(c)     Escrow Fund. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) to the Escrow Agent a cash payment in immediately available funds in the amount of the Escrow Amount, payable at the Closing pursuant to Section 2.2 and this Section 2.5(c) to an account designated in writing by the Escrow Agent prior to the Closing, which shall be held in such account as partial security for the indemnification, compensation and reimbursement obligations of Seller under this Agreement (the “Escrow Fund”). The Escrow Fund shall be held and disbursed by the Escrow Agent under and pursuant to the terms of the Escrow Agreement.

2.6     Closing Conditions.

(a)     Closing Conditions of Both Parties. The respective obligations of Buyer and Seller to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i)     Absence of Legal Restraints.

(1)     No Governmental Entity shall have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions, or the Parties’ performance under this Agreement or any of the Related Agreements, illegal or otherwise prohibits or otherwise restrains the consummation of the Transactions or the Parties’ performance under this Agreement or the Related Agreements.

(2)     No Action shall be pending before any Governmental Entity pursuant to which an unfavorable Order in respect thereof would (1) prevent the performance of this Agreement or the consummation of any of the Transactions or declare unlawful any of the Transactions; (2) cause any of the Transactions to be rescinded following consummation; or (3) affect adversely the right of Buyer to own the Transferred Assets, and no such Order shall have been issued or granted or be in effect.

(ii)     Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained in accordance with Applicable Law at the time of such approval.

(iii)     Put Option Agreement. Seller shall have exercised Seller’s right to accept the offer (as defined in the Put Option Agreement) in accordance with and pursuant to the Put Option Agreement.

(iv)     French Foreign Investment Approval. French Foreign Investment clearance or prior authorization pursuant to Article R. 153-7, Article L. 151-3, R. 153-1 and seq. and R.153-7 of the French Monetary and Financial Code.

(b)     Additional Closing Conditions of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Buyer:

(i)     Accuracy of Seller Representations and Warranties.

(1)     Each of the representations and warranties of Seller set forth in Sections 3.1 and 3.3 (Organization and Good Standing; Authorization of Transactions), Sections 3.6 and 3.7 (Title to Transferred Assets; Sufficiency), and Section 3.11 (Brokers’ and Finders’ Fees) (without giving any effect to any qualification as to “materiality” or “Material Adverse Effect” therein) shall be true and correct in all material respects, both as of the date of this Agreement and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, in which case as of such date).

(2)     Each of the representations and warranties of Seller set forth in this Agreement (other than in Sections 3.1 and 3.3 (Organization and Good Standing; Authorization of Transactions), Sections 3.6 and 3.7 (Title to Transferred Assets; Sufficiency), and Section 3.11 (Brokers’ and Finders’ Fees)) (without giving any effect to any qualification as to “materiality” or “Material Adverse Effect” therein) shall be true and correct in all respects, both as of the date of this Agreement and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, in which case as of such date) except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Notwithstanding and without prejudice to the foregoing sentence, the representations and warranties of Seller set forth in Section 3.10(b)(ii) of this Agreement shall be true and correct in all respects, both as of the date of this Agreement and as of the Closing, except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, be or reasonably be expected to be materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise) or operations of Seller and its Subsidiaries, taken as a whole.

(ii)     Compliance with Covenants. Seller shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Seller prior to the Closing.

(iii)     Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events or effects, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(iv)     Seller Closing Certificate. Buyer shall have received a certificate, duly executed by an authorized officer of Seller, certifying as to the matters set forth in Section 2.6(b)(i), Section 2.6(b)(ii) and Section 2.6(b)(iii).

(v)     Seller Closing Deliveries. Seller shall have delivered (or caused to be delivered) the closing deliveries set forth in Section 2.5.

(c)     Additional Closing Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Seller:

(i)     Accuracy of Buyer Representations and Warranties.

(1)     Each of the representations and warranties of Parent and Buyer set forth in this Agreement that is not qualified by “materiality” or similar concept shall be true and correct in all material respects, both as of the date of this Agreement and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, in which case as of such date).

(2)     Each of the representations and warranties of Parent and Buyer set forth in this Agreement that is qualified by “materiality” or similar concept shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects, both as of the date of this Agreement and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, in which case as of such date).

(ii)     Compliance with Covenants. Parent and Buyer shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Parent and Buyer prior to the Closing.

(iii)     Buyer Closing Certificate. Seller shall have received a certificate, duly executed by an authorized officer of Parent and Buyer, certifying as to the matters set forth in Section 2.6(c)(i) and Section 2.6(c)(ii).

(iv)     Buyer Closing Deliveries. Parent and Buyer shall have delivered (or caused to be delivered) the closing deliveries set forth in Section 2.5(b).

2.7     Allocation of Purchase Price. Not later than the filing due date (without extensions) for Seller’s U.S. income Tax Return for 2019, Buyer shall provide Seller with the Allocation. The Allocation shall be conclusive and binding upon Buyer and Seller for all Tax purposes, and the Parties agree that all Tax Returns (including IRS Form 8594) shall be prepared in a manner consistent with (and the Parties shall not otherwise file a Tax Return position inconsistent with) the Allocation unless required by the Internal Revenue Service or any other applicable Tax authority.

2.8     Transfer Taxes. All Transfer Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated by this Agreement shall be borne solely by Seller. Buyer and Seller shall use commercially reasonable efforts to minimize any Transfer Taxes payable in connection with the purchase and sale of the Transferred Assets.

2.9     Tax Withholding and Information.

(a)     Notwithstanding any other provision in this Agreement, Buyer and any of its affiliates and agents shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or foreign Tax law or under any Applicable Law, and shall be provided any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent any amounts are deducted or withheld pursuant to the preceding sentence, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify Buyer and its affiliates and agents for any amounts imposed by a Governmental Entity, together with any related Losses.

(b)     The parties make no representations or warranties to any holders of shares of Seller Capital Stock or, as applicable, options to acquire shares of Seller Capital Stock regarding the tax treatment of the transactions contemplated by this Agreement, or any of the tax consequences to Seller or any holders of shares of Seller Capital Stock or, as applicable, options to acquire shares of Seller Capital Stock of this Agreement or the transactions contemplated hereby.

2.10     Technology Retention. Except as may otherwise be specifically contemplated by this Agreement, following the Closing, Seller shall not retain copies of any Software or other Technology included in the Transferred IPR or any other Technology included in the Transferred Assets, even if such Transferred Assets are such that more than one copy may exist. Seller hereby waives, solely for the benefit of Buyer and its affiliates, any rights to which Seller is entitled under any employee confidential information and invention assignment agreement or similar Contract or arising under Applicable Law with respect to the subject matter thereof.

2.11     Wrong Pocket Provisions.

(a)     If, at any time following the Closing, Seller becomes aware that any Transferred Asset or any Assumed Liability (whether arising prior to, at or following the Closing) which should have been transferred to or assumed by Buyer pursuant to the terms of this Agreement and the Related Agreements was not transferred to or assumed by Buyer as contemplated by this Agreement or another Related Agreement, then, as applicable, (i) Seller shall promptly transfer or cause its Affiliates to transfer such Transferred Asset to Buyer, and (ii) the Buyer shall promptly assume or cause its Affiliates to assume such Assumed Liability, in each case for no additional consideration.

(b)     If, at any time following the Closing, Buyer becomes aware that any Excluded Asset or any Excluded Liability (whether arising prior to, at or following the Closing) which should have been retained by Seller pursuant to the terms of this Agreement or another Related Agreement was transferred to or assumed by Buyer, then, as applicable, (i) Buyer shall promptly transfer or cause its Affiliates to transfer such Excluded Asset to Seller, and (ii) Seller shall promptly assume or cause its Affiliates to assume such Excluded Liability, in each case for no additional consideration.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller SEC Reports, Seller hereby represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and sub-section numbers, it being understood that any such disclosure shall be deemed to qualify the corresponding section of this Article 3 and any other section of this Article 3 to which the application of such disclosure is reasonably apparent) supplied by Seller to Buyer (the “Disclosure Letter”):

3.1     Organization and Good Standing.

(a)     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted and to perform its obligations under all Contracts to which it is bound. Seller is duly qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Seller has provided to Buyer a true and complete copy of its certificate of incorporation, certificates of designation and bylaws, each as amended to date (collectively, the “Charter Documents”), and each such document is in full force and effect. There are no approved or proposed amendments to any of such documents not reflected therein.

(b)     Section 3.1(b) of the Disclosure Letter lists the directors and officers of Seller.

3.2     Subsidiaries. Section 3.2 of the Disclosure Letter sets forth a list of all Seller Subsidiaries, and Seller does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other entity. Each Seller Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller Subsidiary is duly qualified to do business under the laws of all jurisdictions where the ownership, leasing or operation of its assets or properties or nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Each such jurisdiction and the ownership percentage of Seller in such Subsidiary is listed on Section 3.2 of the Disclosure Letter. Seller and Seller Subsidiaries have the power and authority to own, lease and operate the Transferred Assets and to carry on the Business as now being conducted and as presently proposed to be conducted.

3.3     Authorization of Transactions. Seller has all requisite power and authority to enter into this Agreement and the Related Agreements to which Seller is a party and to consummate the Transactions to which Seller is a party. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party and the consummation of the Transactions to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller and all necessary action on the part of Seller Stockholders. The Support Agreements have been duly and validly approved by Seller Board of Directors. The vote required of Seller Stockholders to approve this Agreement, any Related Agreement to which Seller is a party and to consummate the Transactions to which Seller is a party is set forth in Section 3.3 of the Disclosure Letter (such vote, the “Requisite Stockholder Vote”). No further corporate actions will be required on the part of Seller or any Seller Stockholders for Seller to perform all of its obligations under this Agreement or any Related Agreement to which Seller is a party or to consummate the Transactions to which Seller is a party. No action by Seller Stockholders will be required under any Contract to which Seller or, to the Knowledge of Seller, any Seller Stockholder is party or under Applicable Law to irrevocably authorize this Agreement or any of the Related Agreements to which Seller is a party or to consummate the Transactions. This Agreement and each Related Agreement to which Seller is a party has been duly executed and delivered by Seller and, when executed and delivered by the other parties thereto, will constitute the valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be subject to Applicable Law of general application relating to bankruptcy, insolvency and the relief of debtors and Applicable Law governing specific performance, injunctive relief or other equitable remedies.

3.4     Support Agreements. The Support Agreements satisfy all requirements for consents, votes or approvals by Seller’s stockholders necessary to approve and adopt, and consummate, this Agreement, the Related Agreements to which Seller is a party and the Transactions to which Seller is a party, in each case in accordance with the Charter Documents and Applicable Law, including the Requisite Stockholder Vote. Prior to their execution of the Support Agreements, Seller has made available to each signatory thereto all material information necessary for such signatory to make an informed decision with respect to the execution and delivery of such document. Such information statement, including all amendments and supplements thereto and all materials incorporated by reference therein, shall not contain any statement which, in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made, in each case other than information supplied in writing by Buyer specifically for inclusion therein.

3.5     Noncontravention.

(a)     Neither the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party, nor the consummation of the Transactions to which Seller is a party, does or will conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit to which Seller is entitled to under or give rise to the existence of any Lien in connection with (i) any provision of the Charter Documents or other organizational documents of Seller, (ii) any Material Contract to which Seller is party, or (iii) any Applicable Law or Order applicable to Seller or any of its properties or assets (including the Transferred Assets), except, in the case of clauses (ii) and (iii), for such conflicts, violations, defaults, terminations, cancellations, modifications or accelerations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)     Except for the filing with the SEC of the Proxy Statement and such other filings required under, and compliance with the applicable requirements of, the OTCQB, the Exchange Act and the Securities Act and any other applicable U.S. state or federal securities laws as may be required in connection with this Agreement and the Transactions, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by, or with respect to, Seller in connection with the execution, delivery and performance by Seller of this Agreement or any of the Related Agreements to which Seller is a party or the consummation of the Transactions.

3.6     Title to Transferred Assets.

(a)     Each of Seller and each Seller Subsidiary is the sole and exclusive owner of, and has good, exclusive and transferable titles to, all of the Transferred Assets, and has the power to sell the Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens. No Transferred Asset (i) is subject to any pending Action or outstanding Order that restricts in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of any of the Transferred Assets or any rights or remedies relating thereto or (ii) is owned or held, in whole or in any part, by any Person other than Seller or the applicable Seller Subsidiary. At the Closing, Buyer will obtain good and valid title to the Transferred Assets, free and clear of all Liens other than Permitted Liens and other than Liens which arise in the ordinary course of business and which are not material to Seller and its Subsidiaries, taken as a whole.

(b)     Seller or a Seller Subsidiary is the sole and exclusive owner of, and has good and marketable title to, all of the Transferred IPR, free and clear of all Liens. No item of Transferred IPR is subject to any Action, settlement agreement or outstanding Order in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by Seller or the applicable Seller Subsidiary or may affect the validity, use, ownership, registrability or enforceability of such Transferred IPR.

3.7     Sufficiency.

(a)     The tangible personal property of Seller and its Subsidiaries is in good operating condition for the purpose for which it is currently being used and is free of any defects, except for ordinary wear and tear, and Seller has not received notice that any of the Transferred Tangible Property or their operation is in violation of any existing Applicable Laws. All of the Transferred Assets have been maintained, repaired and replaced consistent with past practice in a manner that is appropriate for the continued operation of the Business, and there has not been any material interruption of the operations of the Business due to the insufficiency of, or the inadequate maintenance of, any Transferred Assets.

(b)     The Transferred Assets constitute all tangible assets used in or held for use in or are materially useful to, or necessary for the conduct of, or related to, the Business, except for the Excluded Assets. None of Seller, any Seller Subsidiary nor their respective Affiliates owns, or has any interest in, any tangible asset that is used in or held for use in or are materially useful to, or necessary for the conduct of, or related to, the Business other than the Transferred Assets and which are not Excluded Assets.

3.8     No Liquidation, Insolvency, Winding Up; Creditors.

(a)     In the last three (3) years prior to the date hereof, no Order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller, and there is not outstanding: (i) any petition or Order for the winding-up or administration of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (iii) any assignment by Seller for the benefit of its creditors; (iv) any distress or execution or other process levied in respect of Seller which remains undischarged; or (v) any unfulfilled or unsatisfied Order against Seller. Seller has not been deemed unable to pay its debts within the meaning of Applicable Law. The operations of Seller have not been terminated. There are no current or past creditors of Seller to whom any Applicable Law requires the delivery of notice or from whom any form of consent is required in conjunction with this Agreement, any Related Agreement to which Seller is a party or any of the Transactions to which Seller is a party.

(b)     Seller is (and, after giving effect to all of the Transactions, including the payment of all related fees and expenses, will be) Solvent. For purposes of this Agreement, “Solvent” means that, as of any time of determination, (i) the amount of the fair saleable value of the assets of Seller exceeds, as of such time, the sum of (A) the value of all Liabilities of Seller as of such time, as such terms are generally determined in accordance with the Applicable Law governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the probable Liabilities of Seller as they become absolute and mature; (ii) Seller will not have, as of such time, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged by Seller following such time; and (iii) Seller will be able to pay its Liabilities as they mature.

3.9     Material Contracts.

(a)     Except for Contracts filed as exhibits to the Seller SEC Reports, Section 3.9 of the Disclosure Letter identifies each Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract:

(i)     under which future expenditures required to be made by Seller or a Seller Subsidiary exceed $50,000 per annum;

(ii)     under which Seller receives the grant of a license, ownership or other rights in or with respect to any Intellectual Property Rights (other than: (A) agreements between Seller or a Seller Subsidiary and its respective contractors or employees substantially in Seller’s or Seller Subsidiary’s standard form thereof, which has been provided to Buyer under Section 3.9(a)(ii) of the Disclosure Letter; (B) non-exclusive “off the shelf” licenses to third-party computer software (including software provided as a service) licensed to Seller or a Seller Subsidiary for no more than $25,000 annually in respect of the particular license and $50,000 annually in the aggregate for all such licenses; (C) nondisclosure agreements entered into in the ordinary course of business consistent with past practice; (D) licenses to Intellectual Property Rights of customers of Seller or a Seller Subsidiary solely to permit Seller or a Seller Subsidiary to perform services for or provide Products to the applicable Customer and (E) licenses to any Intellectual Property Rights that are entered into in the ordinary course and that are immaterial to the Business); or under which Seller provides a third party (including any end-user or customer) a license, ownership rights, or other rights in or to any Products, Transferred IPR or Transferred Technology, or provides any service to any third party with respect to any Products, Transferred IPR or Transferred Technology (other than (A) nondisclosure agreements entered into in the ordinary course of business consistent with past practice and (B) licenses to any Intellectual Property Rights that are entered into in the ordinary course and that are immaterial to the Business);

(iii)     creating any partnership or joint venture between Seller or a Seller Subsidiary and any third party or providing for any sharing of profits or losses by Seller or a Seller Subsidiary with any third party;

(iv)     containing covenants materially limiting the freedom of Seller or a Seller Subsidiary to engage or participate, or compete with any Person, in any line of business, market or geographic area, or granting to any Person exclusive rights or “most favored nations” status;

(v)     any Lease of Leased Real Property;

(vi)     for the use, distribution or integration of Seller Products, including dealer, distribution, marketing, sales representative, original equipment manufacturer, manufacturing, supply, value added, remarketer, reseller, and vendor agreements;

(vii)     between Seller and any of its independent contractors or employees other than employee offer letters which are terminable at will and without Liability to Seller, independent contractor agreements terminable without notice and without Liability to Seller, Employee Proprietary Information Agreements, Consultant Proprietary Information Agreements, and equity award grant and exercise agreements on Seller’s standard form;

(viii)     granting any Person a right of indemnification or guaranty, but excluding Contracts of indemnification (A) that are entered into in Seller’s or its Subsidiaries’ written agreements with customers in the ordinary course of business, (B) that are included in non-disclosure agreements entered into in the ordinary course of business, (C) that are included in license agreements for off-the-shelf software, (D) that are entered into in Seller’s or its Subsidiaries’ written agreements with suppliers and vendors in the ordinary course of business, or (E) that are not material to Seller and its Subsidiaries taken as a whole; or

(ix)     any other Contract not made in the ordinary course of business that (A) involves a future payment or receivable, as the case may be, in excess of $50,000 over the current Contract term, or (B) has a term greater than one year and cannot be cancelled by Seller or a Seller Subsidiary thereof without more than 90 days’ notice.

(b)     Seller has made available to Buyer a copy of each Material Contract. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of Seller or a Seller Subsidiary, as applicable, in accordance with its terms, and no Material Contract has been amended or modified in any respect except as set forth therein. Except as would not reasonably be expected to have a Material Adverse Effect on Seller, (i) each of Seller and each Seller Subsidiary party thereto has performed all obligations required to be performed by it under each Material Contract, and (ii) it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, and, to the Knowledge of Seller, no other party is in material breach or in default under any Material Contract.

(c)     Each Transferred Contract is in full force and effect according to its terms and has not been terminated, and no Transferred Contract has been breached in any material respect by Seller or cancelled by Seller or, to the Knowledge of Seller, been breached, cancelled or threatened to be cancelled by any other party thereto. Seller has made available to Buyer a correct and complete copy of each Transferred Contract (including any amendments thereto).

3.10     Intellectual Property.

(a)     Section 3.10(a) of the Disclosure Letter is a complete and accurate list of all Products (including their version numbers) that are or have been sold or offered for sale by Seller or that are currently under development by Seller.

(b)

(i)     To the Knowledge of Seller, neither (i) the operation of Seller’s business by Seller, nor (ii) the use, sale, import, export, and manufacture of Products or the Transferred Technology by Seller or its Subsidiaries (A) has infringed, misappropriated or otherwise violated or constituted the unauthorized use of, and as currently conducted do not infringe, misappropriate or otherwise violate or constitute the unauthorized use of, any Intellectual Property Rights owned by any Person, and (B) has not constituted and does not constitute unfair competition or trade practices under the Laws of any jurisdiction. Seller has not received written notice from any Person (1) claiming the operation of Seller’s business, or any Transferred Technology or Products infringes, misappropriates or otherwise violates or constitutes the unauthorized use of any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor) or (2) demanding or offering to license to Seller any Intellectual Property Rights in connection with the business

(ii)     The Transferred Technology and Transferred IPR, together with the Intellectual Property Rights licensed to Seller or its Subsidiaries under the Transferred Contracts, constitutes all of the Technology and Intellectual Property Rights necessary and sufficient to enable Buyer, immediately following the Closing, to (x) continue operating, designing, developing, using and selling Products, (y) continue operating the Business in the same manner as Seller and its Subsidiaries did prior to the Closing, and (z) fully perform under and meet all obligations of Seller (and after the Closing, Buyer) set forth in the Transferred Contracts.

(c)     Section 3.10(c) of the Disclosure Letter sets forth a complete and accurate list of (i) all Patents, Trademarks, Domain Names and other Registered IP included in the Transferred IPR, excluding any items that were abandoned, cancelled, withdrawn, expired, or finally refused prior to the date of this Agreement (“Transferred Registered IP”) including the current owner and, the jurisdiction in which each item has been registered or filed and the applicable registration, application or serial number or similar identifier, the filing date, and applicable issuance, registration or grant date, (ii) any actions that must be taken by Seller within ninety (90) days of the Closing Date with respect to any of the foregoing, and (iii) any proceedings or actions before any court or tribunal (other than routine prosecution efforts before the United States Patent and Trademark Office or equivalent governmental authority anywhere in the world) to which Seller is a party relating to any of the Transferred Registered IP. With respect to each item of Transferred Registered IP: (A) all necessary registration, maintenance and renewal fees and taxes have been paid, and all necessary documents and certificates have been filed with the Patent and Trademark Office, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights; (B) each such item is currently in compliance with formal legal requirements (including payment of filing fees); and (C) each such item is not subject to any late unpaid registration, maintenance or renewal fees. Seller has made available to Buyer complete and accurate copies of all applications, material correspondence with any Governmental Entity and other material documents in its possession related to each such item of Registered IP filed or received by Seller. To the Knowledge of Seller, each item of Transferred Registered IP is subsisting, valid and, excluding pending applications, enforceable. The Patents listed on Section 3.10(c) of the Disclosure Letter include all Patents and Patent applications owned by, purported to be owned by, or held in the name of Seller that are not abandoned, cancelled, withdrawn, expired or finally refused prior to the date of this Agreement.

(d)     To the Knowledge of Seller, no Person is infringing, misappropriating, violating any or engaged in the unauthorized use of any item of the Transferred IPR.

(e)     As of the Closing Date, Seller has delivered to Buyer a copy of the Transferred Technology, including all Software and data contained within the Transferred Technology and all material documentation related thereto, and none of Seller or any third party (other than Buyer and its Representatives) will be in possession of any copy of the source code of such Software after the Closing. Neither Seller nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code (except for the Open Source Software identified in Section 3.10(h) of the Disclosure Letter), for Software included within Transferred Technology except for disclosures to employees or contractors under binding written agreements that prohibit use or disclosure except in the performance of services to Seller.

(f)     Seller has taken reasonable steps to protect their rights in any Confidential Information and trade secrets associated with or related to the Transferred Technology.

(g)     To the extent that any Transferred IPR was originally owned or created by or for any third party, Seller has a written agreement with such third party or parties with respect thereto pursuant to which Seller has obtained ownership of all Intellectual Property Rights therein and thereto. No third party who has assigned to Seller any Transferred IPR has ownership rights or license rights to modifications or improvements made by Seller embodying the Transferred IPR and neither the Seller nor any Seller Subsidiary is in breach of any contractual obligation to pay royalties or other amounts to any such third party.

(h)     Section 3.10(h) of the Disclosure Letter sets forth a complete and accurate list of all Software that is distributed as “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), and including any licenses approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (collectively, “Open Source Software”) that has been incorporated into or distributed with the Products in any way, in each case identifying, (i) the Product associated with such Open Source Software, (ii) whether any modification or derivative thereof was made by or for Seller, and (iii) the name and version number of the applicable license agreement for each such item of Open Source Software. Seller has not used Open Source Software in any manner that would, with respect to any Transferred Technology owned by the Seller or its Subsidiaries and embedded in a Product (A) require its disclosure or distribution in source code form, (B) require the licensing thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution thereof, (D) create, or purport to create, material obligations for Seller with respect to any Transferred IPR in such Transferred Technology or grant, or purport to grant, to any third party, any material rights or immunities under any Transferred IPR in such Transferred Technology, or (E) impose any other material limitation, restriction, or condition on the right of Seller with respect to its use or distribution.

(i)     No funding, facilities or resources of any government, inter-governmental organization, university, college, other educational institution or research center was used in the development of the Transferred IPR or the Transferred Technology owned or purported to be owned by the Seller, and with respect to Transferred Technology, originally created by employees of Seller.

(j)     Neither this Agreement nor the Transactions will result in, under any Contract to which Seller or a Seller Subsidiary is a party to prior to Closing, (i) Buyer granting to any third party any right to any Technology or Intellectual Property Rights owned by Buyer (excluding the Transferred Technology or Transferred IPR), (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, properties or assets, including any restriction on providing services to customers or potential customers in any geographic area during any period of time or in any segment of the market, or (iii) Buyer being obligated to pay any royalties or other amounts to any third party (other than royalties or fees owed by Buyer pursuant to the Transferred Contracts that are under incurred after Closing).

(k)     [Reserved].

(l)     [Reserved].

(m)     Copies of Seller’s standard form(s) of non-disclosure agreement and Seller’s standard form(s), including attachments, of non-exclusive end user agreements for its Products, including terms of use (collectively, the “Standard Form Agreements”) are attached to Section 3.10(m) of the Disclosure Letter.

(n)     Copies of Seller’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and Seller’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) are attached to Section 3.10(n)(1) of the Disclosure Letter. Except as set forth in Section 3.10(n)(2) of the Disclosure Letter, each (a) current and former employee of Seller and (b) current and former consultant of Seller and (c) other Person, in each case, who has been involved in the creation, invention or development of the Transferred IPR or Transferred Technology for or on behalf of Seller or its Subsidiaries (each, a “Contributor”), has executed an agreement with Seller on the form of the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement (as applicable) or a substantially similar form.

(o)     To the Knowledge of Seller, all Transferred Technology (and all parts thereof) and all Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Transferred Technology (or all parts thereof) or data (collectively, “Contaminants”).

(p)     [Reserved].

(q)     The Business as conducted as of the Closing does not involve the development or distribution of encryption technology, or other technology whose development, commercialization or export is restricted under Applicable Laws, and to conduct its business as currently conducted, neither Seller nor any of its Subsidiaries is or has been under any obligation to obtain any approvals from the U.S. Bureau of Industry and Security or any authorized body thereof pursuant to legislation regulation the development, commercialization or export of such technology. Seller and its Subsidiaries have obtained all material licenses and other material approvals required for its current use, development, commercialization, imports and exports of products, software and technologies which may involve the use or engagement in encryption technology, or may involve any other technology whose development, commercialization, import or export is restricted or otherwise regulated under applicable U.S. or other applicable jurisdiction laws or regulations, and Seller and its Subsidiaries have at all times been in compliance, and are in material compliance with, all such approvals and licenses. There are no pending or, to the Knowledge of Seller, threatened claims against Seller or any of its Subsidiaries with respect to such export licenses or other approvals. Seller and each of its Subsidiaries has developed and/or develops, used and/or uses and commercialized and/or commercializes the current Products and conducted and/or conducts its import and export transactions, including all downloads of Seller’s software, all transfers of software code (in binary or source code forms), and all transfers of technology including to Seller’s third party developers, in accordance in material respects with applicable provisions of U.S. or any other applicable jurisdictions governing the use, development, import, export or other engagement in encryption technology and any other restricted technologies.

(r)     Seller, each Subsidiary of Seller, the Products, and, all vendors, processors, subprocessors or other third parties acting on behalf of Seller or any of its Subsidiaries or that otherwise have or have had access to Private Information or Confidential Information collected, maintained, or otherwise processed by or for Seller or any of its Subsidiaries comply, and have always complied, with all applicable Privacy Requirements in all material respects. The execution, delivery and performance of this Agreement, and the transfer of all Private Information and other Confidential Information maintained by or for Seller and its Subsidiaries to Buyer or its Subsidiaries is and will be compliant with all Privacy Requirements. None of the disclosures made or contained in the Seller Privacy Policies, and no other representation with regard to Private Information, Confidential Information or data security made by Seller or any of its Subsidiaries, has been materially inaccurate, misleading, or deceptive or in violation of any Privacy Requirements (including containing any material omission) or other Laws. There are no unsatisfied requests received by Seller or its Subsidiaries from individuals seeking to exercise their data protection rights under Privacy Requirements (such as rights to access, rectify, or delete Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability). Copies of all Seller Privacy Policies (including all internal policies, procedures and practices bearing on data security or data privacy) have been made available to Buyer. Except for immaterial customer service matters resolved by Seller and its Subsidiaries in the ordinary course of business, there has been no letter or other written communication or, to Seller’s Knowledge, other communication or correspondence received by Seller, any of its Subsidiaries, or any of their representatives regarding any actual, alleged, or suspected violation of any Privacy Requirement by Seller or any of its Subsidiaries or any Person performing for Seller or any of its Subsidiaries, any of their respective customers or users (to the extent relating to a Product or any activities of any Person performing for Seller or any of its Subsidiaries) or any Product. There is no, and there has been no, complaint or notice to, or any audit, proceeding, investigation or Action, in each case, against or pertaining to Seller, any of its Subsidiaries, or any Person performing for Seller or any of its Subsidiaries (to the extent relating to such Person’s performance for Seller or any of its Subsidiaries) by any private party, the Federal Trade Commission, any data protection authority or any other Governmental Entity, with respect to (i) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information or other Confidential Information by or for Seller or any of its Subsidiaries or (ii) the security, confidentiality, availability, or integrity of information technology assets used by or for Seller or any of its Subsidiaries or any Private Information or other Confidential Information processed or maintained by or for Seller or any of its Subsidiaries.

(s)     Seller and its Subsidiaries have at all times had reasonable and appropriate security measures in place designed to protect Private Information and other Confidential Information maintained or processed by or for Seller and its Subsidiaries against loss and against unauthorized access, use, modification, destruction, disclosure or other misuse, including a written information security program that includes appropriate controls (including monitoring, intrusion detection software, and/or intrusion prevent software configured to detect unauthorized access) that have been regularly tested and reviewed. No loss of or unauthorized access to, or unauthorized use, modification, destruction, disclosure, or other misuse of, any data, including Private Information or other Confidential Information, maintained or processed by or for Seller or any of its Subsidiaries has occurred. Seller and each of its Subsidiaries have obtained written agreements from all contractors, consultants, vendors and sub-processors to which they have provided access to Private Information or other Confidential Information that bind, and have at all times bound, the contractor, consultant, vendor, processor or sub-processor to at least the same restrictions, obligations, and conditions that apply to Seller or such Subsidiary, as applicable, with respect to the collection, use, disclosure, maintenance and other processing of such information, and which at minimum bind, and have at all times bound, the contractor, consultant, vendor, processor or sub-processor to comply with all applicable Privacy Requirements with respect to its processing of such information and to use reasonable security measures to protect such information from loss and unauthorized access, use, modification, destruction, or disclosure, or other misuse.

(t)     Seller and its Subsidiaries (i) have implemented and maintain reasonable disaster recovery, business continuity, intrusion detection and monitoring, incident response and security plans, procedures and facilities for its and their businesses and the Systems and (ii) have at all times taken reasonable steps designed to safeguard the availability, confidentiality, security and integrity of the Systems and the data and information stored thereon (including from infection by Contaminants and from unauthorized access). Seller and its Subsidiaries have at all times acted in material compliance with such plans and have tested such plans on a periodic basis, and such plans have proven generally effective upon testing. There have been no unauthorized intrusions or breaches of the security of the Systems or any other unauthorized access to or use of the Systems. For purposes hereof, “Systems” shall mean all computer, information technology and data processing systems, facilities and services, including all software, hardware, networks, communications facilities, platforms and related systems and services, used by or for Seller or any of its Subsidiaries in the conduct and operation of the Business.

(u)     Seller has provided Parent with a copy of Seller’s most recent report of bugs, defects, or errors (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affect the use, functionality, or performance of the Products or any product or system containing or used in conjunction with such Products.

3.11     Brokers’ and Finders’ Fees. Other than Needham & Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

3.12     Employees; Benefits.

(a)     Seller and each Seller Subsidiary is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, terms and conditions of employment, employee health and safety, wages and hours (including overtime wages), compensation, and hours of work, and in each case, with respect to any current or former Employee: (i) has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, bonus benefits, salaries and other payments, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions or administrative matters pending, nor to the Knowledge of Seller, are there any Actions pending or threatened in writing or reasonably anticipated against Seller relating to any Employee. There are no pending or, to the Knowledge of Seller, threatened or reasonably anticipated Actions against Seller under any worker’s compensation policy or long-term disability policy. Seller is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices.

(b)     Seller and each Seller Subsidiary is not a party to or bound by any collective bargaining or union Contract with respect to the Employees and no collective bargaining agreement is being negotiated by Seller.

(c)     The employment of each of the Employees is terminable by Seller, as applicable, at will, and may be terminated without material liability by Seller.

(d)     Except as would not reasonably be expected to have a Material Adverse Effect on Seller, to Seller’s Knowledge, Seller and each Seller Subsidiary is in compliance with all applicable Laws and confirms that there is no risk with respect to any misclassification of: (i) any person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(e)     To the Knowledge of Seller, no Employee has announced his or her intention to terminate employment with Seller and or/ Seller Subsidiary. Section 3.12(e) of the Disclosure Letter lists all Contracts that would give rise to any Liability to any Employee that would result from the termination by Seller and or/ Seller Subsidiary or Buyer of such Employee’s employment or provision of services, a change of control of Seller (including a sale of all or substantially all of the assets of Seller), or a combination thereof.

(f)     Section 3.12(f) of the Disclosure Letter sets forth with respect to each current Employee: (i) such employee’s name, position held, principal place of employment, base salary or hourly wage rate, as applicable, including such employee’s professional category, and all other remuneration payable and other benefits provided or which Seller or Seller Subsidiary is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which Seller or Seller Subsidiary is a party, (ii) the date of hire, (iii) vacation eligibility for the current calendar year, (iv) leave status (including type of leave, and expected return date, if known), (v) immigration status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (vii) relevant prior notice period required in the event of termination, (viii) any severance or termination payment (in cash or otherwise) to which any employee could be entitled under existing contractual or other obligations, and (ix) any performance, improvement or disciplinary issues contemplated or pending against such employee.

(g)     Seller has provided to Parent true, correct and complete copies of each material Employee Plan, including all amendments thereto. Seller and each of its ERISA Affiliates has performed all material obligations required to be performed by it under, and is not in default or violation of, and, as of the date hereof, Seller does not have any Knowledge of any default or violation by any other party to, any Employee Plan and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code. Any Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter or an IRS prototype opinion letter upon which the sponsor is entitled to rely with respect to its qualified status under the Code and nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification. There are no Actions pending, or to the Knowledge of Seller, threatened by any Governmental Entity or other claims or Actions (other than routine claims for benefits) involving any Employee Plan. Neither Seller nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Seller has timely made all contributions and other payments required by and due under the terms of each Employee Plan.

(h)     At no time in the past six (6) years has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any plan described in Section 413 of the Code. Neither Seller nor any ERISA Affiliate has ever in the past six (6) years sponsored, participated in or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. No Employee Plan promises or provides post-employment healthcare coverage to any Continuing Employee, except as required by Applicable Law (including, but not limited to, COBRA).

(i)     Each International Employee Plan that must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification and, to the Knowledge of Seller, such International Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefore) in a manner that would require a new registration or qualification.

(j)     Neither the execution or delivery of this Agreement or any Related Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Seller and/ or Seller Subsidiary, (ii) result in the forgiveness of any indebtedness of any director, employee or independent contractor of Seller and/ or Seller Subsidiary to Seller and/or Seller Subsidiary, (iii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iv) result in the acceleration of the time of payment, vesting, distribution or funding of any such benefit or compensation or (v) result in any amount being characterized as a “parachute payment”, within the meaning of Section 280G(b)(2) of the Code. There is no Contract to which Seller or any ERISA Affiliate is a party or by which it is bound to compensate any director, employee or independent contractor for excise taxes paid pursuant to Section 4999 of the Code or any similar Applicable Law.

(k)     No compensation will, or could reasonably be expected to, be includable in the gross income of any Employee as a result of the operation of Code Section 409A or any similar local Applicable Law with respect to any arrangements or agreements with the Seller or any of its Subsidiaries in effect as of the date hereof.

3.13     Real Property.

(a)     Neither Seller nor any of its Subsidiaries owns or has ever owned any Real Property nor is party to any agreement to purchase or sell any Real Property used in, held for use in or necessary for the operation of the Business.

(b)     Section 3.13(b) of the Disclosure Letter sets forth the names of the lessor, lessee, the address of any parcel of Real Property leased, subleased, licensed, used or otherwise occupied by Seller or its Subsidiaries and used in, held for use in, or necessary for the operation of the Business (the “Leased Real Property”). Seller has made available to Buyer a true and complete copy of each lease, sublease, amendment, extension, renewal, guaranty, license, concession or other agreement (individually, a “Lease” and, collectively, the “Leases”) with respect to each such Leased Real Property. With respect to each of the Leases, (i) the Leases constitute all written agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property, (ii) Seller or its Subsidiaries, as applicable, hold a good and valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens and (iii) Seller or its Subsidiaries currently occupy materially all of the Leased Real Property for the operation of the Business and neither Seller nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy the Leased Real Property or granted any other security interest in such Lease or any interest therein.

(c)     Each Lease is a valid and binding agreement of Seller or its Subsidiaries and is in full force and effect in accordance with its terms. There is not, under any Lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of Seller or any of its Subsidiaries, or to Seller’s Knowledge, any other party thereto.

(d)     The Leased Real Property is in good operating condition and repair and is suitable for the operation of the Business as presently conducted therein. Neither the operation of Seller or any of its Subsidiaries on the Leased Real Property nor, to Seller’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon, except for such violation that, individually or in the aggregate, would not reasonably be expected to materially impair the value or the present use and operation of the Leased Real Property. Neither Seller nor any of its Subsidiaries would be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease. Neither Seller nor any Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

3.14     Compliance with Applicable Laws. Seller and each of its Subsidiaries has complied in all material respects with, is not in violation in any material respects of, and has not received any notices of violation with respect to, any Applicable Laws applicable to the Transferred Assets, the Continuing Employees, or Seller’s or the applicable Seller Subsidiary’s ownership or use of the Transferred Assets. No material investigation or review by any Governmental Entity with respect to Seller or, to the Knowledge of Seller, with respect to the Continuing Employees, is pending or, to the Knowledge of Seller, threatened.

3.15     Taxes.

(a)     Seller and its Subsidiaries have (i) prepared and timely filed all required U.S. federal, state, local and non-U.S. Tax Returns relating to any and all Taxes concerning or attributable to Seller or any of its Subsidiaries or their operations, and such Tax Returns are true and correct and have been completed in accordance with applicable Law; (ii) timely paid all Taxes each is required to pay (whether or not shown on any Tax Return) and appropriately reserved on the Group Financials for all Taxes that are not yet due and payable (whether or not shown on any Tax Return) that have accrued through the date of the Group Financials; and (iii) complied with all applicable information return or reporting requirements relating to their business operations and have no liabilities not reflected on the Group Financials concerning or attributable to such information returns or reporting requirements. None of Seller or any of its Subsidiaries has incurred any Liability for Taxes since the date of the Group Financials other than in the ordinary course of business.

(b)     Each of Seller and its Subsidiaries has paid or withheld with respect to its Employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes to the appropriate authorities.

(c)     Neither Seller nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against Seller or its Subsidiaries, nor has Seller or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)     No audit or other examination of any Tax Return of Seller or any of its Subsidiaries is presently in progress, nor has Seller or any of its Subsidiaries been notified of any request for such an audit or other examination, and neither Seller nor any of its Subsidiaries has Knowledge that any such Action is being contemplated. No adjustment relating to any Tax Return filed by Seller or any of its Subsidiaries has been proposed in writing by any Tax authority. There are no matters relating to Taxes under discussion between any Tax authority and Seller or any of its Subsidiaries.

(e)     Seller and its Subsidiaries have made available to Parent copies of all Tax Returns relating to the Transferred Subsidiaries or the Transferred Assets filed for all periods since inception and any extensions filed with respect to such Tax Returns.

(f)     No claim has ever been made by a Tax authority that Seller or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(g)     Neither Seller nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) other than a group the common parent of which was Seller, (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does Seller or any of its Subsidiaries owe any amount under any such agreement, (iii) ever had any liability for the Taxes of any Person (other than Seller) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise or (iv) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(h)     Neither Seller nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i)     There are (and immediately following the Closing there will be) no Liens on the Transferred Assets or the assets of the Transferred Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the Transferred Assets or the assets of the Transferred Subsidiaries.

(j)     Neither Seller nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treasury Regulation §1.6011-4(b)(2).

(k)     Neither Seller nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l)     None of the Transferred Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any corresponding provision of applicable Law) in connection with a transaction consummated on or prior to the Closing Date, (v) any change in the method of accounting made on or prior to the Closing Date, or (vi) any election under Section 108(i) of the Code (or any corresponding provision of applicable Law) made on or prior to the Closing Date. No Transferred Subsidiary has made an election pursuant to Section 965(h) of the Code in respect of any “deferred foreign income corporation,” within the meaning of Section 965(d)(1) of the Code.

(m)     The Transferred Subsidiaries use the accrual method of accounting for income Tax purposes.

(n)     Seller and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Buyer and its Affiliates will not be liable to any Governmental Entity after the Closing for any amounts benefiting Seller or any of its Subsidiaries before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom).

(o)     Neither Seller nor any of its Subsidiaries is or has ever been, subject to Tax in any country other than the country of its incorporation by virtue of having a permanent establishment or other place of business in that other country. Seller and its Subsidiaries have not entered into any cost sharing arrangement or agreement to share research and development costs and rights to any developed Intellectual Property Rights. No non-U.S. Subsidiary of Seller owns any Intellectual Property Rights, including any economic or commercialization rights to Intellectual Property Rights.

(p)     Section 3.15(p) of the Disclosure Letter sets forth the entity classification of each Transferred Subsidiary for U.S. federal Tax purposes under Section 7701 of the Code.

(q)     No non-U.S. Transferred Subsidiary holds assets that could constitute U.S. property within the meaning of Section 956 of the Code.

(r)     No non-U.S. Transferred Subsidiary has participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

(s)     For the Straddle Period through the Closing Date, no non-U.S. Transferred Subsidiary has any item of income that could constitute subpart F income within the meaning of Section 952 of the Code.

(t)     No non-U.S. Transferred Subsidiary (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax; (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (iii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

3.16     Financial Statements.

(a)     Seller has delivered to Buyer its (i) unaudited, consolidated balance sheet as of November 30, 2018, and (ii) unaudited statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly Seller’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, and are true, complete and correct in all material respects.

(b)     Seller has delivered to Buyer the (i) unaudited balance sheet of each of its Subsidiaries as of November 30, 2018 and (ii) unaudited statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (collectively, the “Subsidiary Financial Statements”, and together with the Financials, the “Group Financials”). Each of the Subsidiary Financial Statements are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. The Subsidiary Financial Statements present fairly Seller Subsidiaries’ financial condition, operating results and cash flows as of the dates and during the periods indicated therein, and are true, complete and correct in all material respects.

(c)     Seller or its Subsidiaries has identified all uncertain tax positions contained in all Tax Returns filed by Seller or its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Group Financials in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(d)     Section 3.16(d) of the Disclosure Letter sets forth a true and complete list of the names of each bank and other financial institution at which Seller and its Subsidiaries has an account or safe deposit box or maintains a banking or other similar relationship.

3.17     Restriction on Business Activities. There is no Order to which Seller is a party or otherwise binding upon Seller which has or may reasonably be expected to have the effect of materially prohibiting or impairing the use of the Transferred Assets.

3.18     Litigation. There is no Action pending, or to the Knowledge of Seller, threatened, against Seller or any Seller Subsidiary or its properties or assets (including the Transferred Assets), or with respect to this Agreement, any of the Related Agreements or any of the Transactions.

3.19     Product Liability. Seller and each Seller Subsidiary does not have any material Liability arising out of any injury to property or violation of any statute, law or regulation relating to or arising under Environmental Law as a result of the ownership, possession, or use of any Product. Seller or each Seller Subsidiary has not committed any act that would result in, and there has been no occurrence that would give rise to, any material product liability, material liability under Environmental Law or material liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to any Product.

3.20     Anti-Corruption and Anti-Bribery Laws.

(a)     For the last five (5) years, Seller and each Seller Subsidiary has at all times been, and are currently, in material compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction where Seller and each Seller Subsidiary does or currently contemplates to do business. For the last five (5) years, Seller and each Seller Subsidiary, including their respective officers, directors, or to Seller’s Knowledge, agents, distributors, resellers, employees and other Persons associated with or acting on their behalf have not, directly or indirectly, (i) used any funds of the Seller or any Seller Subsidiary for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity or to a Government Official, (ii) made or accepted any unlawful contribution, unlawful bribe, unlawful rebate, unlawful gift, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment(or taken any action in furtherance thereof), or (iii) taken any action which would cause Seller or its Subsidiaries to be in material violation of the Anti-Corruption and Anti-Bribery Laws. Seller and each Seller Subsidiary, including their respective officers, directors, agents, distributors, resellers, employees and other Persons associated with or acting on their behalf have not, directly or indirectly offered, made, promised to make, or authorized the making of any unlawful gift or unlawful payment of money or anything of value to any Government Official for purposes of (x) influencing any act or decision of such Government Official in his or her official capacity, (y) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, or (z) inducing such Government Official to use his or her influence improperly including with a Governmental Entity to affect or influence any act or decision of such Governmental Entity, in the case of each of (x), (y) and (z) in order to obtain, retain or direct or assist in obtaining, retaining or directing business to Seller or Seller’s Subsidiaries.

(b)     No officer, director, employee or holder of any financial interest in Seller or its Subsidiaries is currently a Government Official.

(c)     For the last five (5) years, neither Seller nor any Seller Subsidiary has received any written allegation or conducted any investigation regarding potential or actual violations of the Anti-Corruption and Anti-Bribery Laws. There are no pending or, to Seller’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against Seller or its Subsidiaries with respect to the Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to Seller’s or its Subsidiaries’ activities, including the activities of Seller’s directors, officers, employees, or, to the Knowledge of Seller, agents that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Anti-Corruption and Anti-Bribery Laws.

(d)     Seller has established and maintains a compliance program and reasonable and sufficient internal controls and procedures to ensure material compliance with the Anti-Corruption and Anti-Bribery Laws. No fraudulent entries are in Seller’s Books and Records. Seller and each of its Subsidiaries have never created or maintained any off-the-books funds or assets.

3.21    Export Control Laws and Economic Sanctions.

(a)     For the last five (5) years, each of Seller and each of the Seller Subsidiaries has at all times conducted its export and import transactions in material compliance with all applicable Export and Import Control Laws. Without limiting the foregoing, for the last five (5) years,

(i)     Each of Seller and each of the Seller Subsidiaries has obtained all material Export and Import Approvals;

(ii)     Each of Seller and each of the Seller Subsidiaries is in material compliance with the terms of all applicable Export and Import Approvals;

(iii)     Each of Seller and each of the Seller Subsidiaries has not received any written communication alleging that it is not in material compliance with, or has any material liability under any such applicable export licenses, registrations or other approvals, or otherwise in respect of Export and Import Control Laws;

(iv)     there are no pending or, to the Knowledge of Seller, threatened claims, charges, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions, or, to the Knowledge of Seller, investigations, against Seller or any Seller Subsidiary with respect to any Export and Import Control Laws; and

(v)     to the Knowledge of Seller, there are no actions, conditions or circumstances pertaining to Seller’s or any Seller Subsidiary’s export or import transactions that are reasonably expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws.

(b)     Each of Seller and each of the Seller Subsidiaries has never conducted business, directly or, to the Knowledge of Seller, indirectly, in Iran, Syria, Sudan, Cuba, North Korea, or the Crimea region of the Ukraine, including any political subdivision, agency, instrumentality or national thereof.

(c)     Each of Seller and each of the Seller Subsidiaries is not controlled by (i) a Person who appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, or any other list of Persons with whom dealings are restricted or prohibited by the United States, Canada, the United Kingdom, the European Union or the United Nations; (ii) the government of Iran, Syria, Sudan, Cuba, North Korea, or the Crimea region of the Ukraine, including any political subdivision, agency, instrumentality or national thereof; or (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or a Person owned or controlled by, any of the Persons listed in clauses (i) and (ii) above (collectively, “Prohibited Persons”).

(d)     Seller and each of the Seller Subsidiaries are not doing and have not done business, directly or, to the Knowledge of Seller, indirectly, with any Person who appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, or any other list of Persons with whom dealings are restricted or prohibited by the United States, the United Kingdom, the European Union or the United Nations.

3.22    Environmental Matters.

(a)     Seller and each of the Seller Subsidiaries are and have been for the three (3) years prior to the Closing Date in compliance in all material respects with all Environmental Laws, and possess and are in compliance in all material respects with all Permits required pursuant to Environmental Laws for the occupation of the Leased Real Property and the conduct of the Business.

(b)     (i) Seller and each of the Seller Subsidiaries have not received any written notice regarding any actual or alleged material violations of Environmental Laws, and (ii) no Action is pending or, to the Knowledge of Seller, threatened against Seller or its Subsidiaries alleging any material violation of any Environmental Laws, which, if determined adversely to Seller or any Seller Subsidiary, would reasonably be expected to result in a material liability.

(c)     Neither Seller nor any Seller Subsidiary has: (i) manufactured, distributed, transported or exposed any Person to any Hazardous Materials (or products containing Hazardous Materials) that would be reasonably likely to result in a material liability to Seller and the Seller Subsidiaries taken as a whole or (ii) disposed of, arranged for the disposal of, or released any Hazardous Materials on, at or under any property, including the Leased Real Property in quantities or concentrations that require remediation pursuant to applicable Environmental Laws.

(d)     Neither Seller nor any Seller Subsidiary is subject to any judgement, order or decree of any Governmental Entity under applicable Environmental Laws, which would reasonably be expected to result in a material liability or materially impact the conduct of the Business.

(e)     Neither Seller nor any Seller Subsidiary has retained or assumed, either contractually or by operation of law, any material Liabilities or obligations of any other Person arising under Environmental Law or relating to Hazardous Materials.

(f)     Seller has made available all environmental site assessments, environmental audits and other material environmental documents in Seller’s possession or control relating to the Transferred Assets, the Business or any of Seller’s or any of the Seller Subsidiaries’ current or former facilities.

3.23   Governmental Authorizations. Seller and Seller Subsidiaries hold all material governmental authorizations that are necessary for the conduct of its business as currently conducted (collectively, the “Permits”). A true, correct and complete list of all Permits is set forth on Section 3.23 of the Disclosure Letter. All such Permits are valid and in full force and effect, and, in the last three (3) years, none of Seller or any Seller Subsidiary has received written notice of or has Knowledge that (i) an appeal or other action is pending or threatened to revoke, decline to renew or modify any such Permits or (ii) Seller or any Seller Subsidiary is conducting the Business or carrying out any activities in breach or violation of any such Permit.

3.24   Insurance Policies. Section 3.24 of the Disclosure Letter lists all insurance policies held by Seller or any Seller Subsidiary (“Insurance Policies”), including the name of the insurance carrier, the policy number and the nature of the coverage provided, copies of which have been provided to Buyer. There is no current claim pending or, to Seller’s Knowledge, threatened, under any of Seller’s or a Seller Subsidiary’s Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all current Insurance Policies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. Seller and its Subsidiaries are in compliance in all material respects with the terms of such policies. Seller has no Knowledge as of the date of this Agreement of any threatened termination of, or premium increase with respect to, any of such policies, and there are no material disputes between Seller or any Seller Subsidiary and any underwriter of any Insurance Policy.

3.25   No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties contained in Article 4, the Seller acknowledges that neither Buyer, Parent nor any of their respective Subsidiaries nor any Representative of any such Persons makes, and the Seller acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such Persons or with respect to any other information provided or made available to the Seller or any of its Subsidiaries by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Each of Parent and Buyer hereby represents and warrants to Seller:

4.1     Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.

4.2     Authorization of Transactions. Each of Parent and Buyer has all requisite power and authority to enter into this Agreement and the Related Agreements to which Parent or Buyer, as applicable, is a party and to consummate the Transactions to which Parent or Buyer is a party. The execution, delivery and performance by Parent and Buyer of this Agreement and the Related Agreements to which either Parent or Buyer is a party and the consummation of the Transactions to which Parent or Buyer is a party have been duly authorized by all necessary corporate action on the part of Parent and Buyer. No further actions will be required on the part of either Parent or Buyer for Parent and Buyer to perform all of their respective obligations under this Agreement or any Related Agreement to which either Parent or Buyer is a party or to consummate the Transactions to which either Parent or Buyer is a party. This Agreement and each Related Agreement to which either Parent or Buyer is a party have been duly executed and delivered by Parent or Buyer and, when executed and delivered by the other parties thereto, will constitute the valid and binding obligation of Parent or Buyer, enforceable in accordance with its terms, except as such enforceability may be subject to Applicable Law of general application relating to bankruptcy, insolvency and the relief of debtors and Applicable Law governing specific performance, injunctive relief or other equitable remedies.

4.3     Non-Contravention.

(a)     Except as disclosed on Schedule 4.3, neither the execution, delivery and performance by Parent or Buyer of this Agreement and the Related Agreements to which either Parent or Buyer is a party, nor the consummation of the Transactions to which either Parent or Buyer is a party, does or will conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or give rise to the existence of any Lien in connection with (i) any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Buyer, (ii) any Contract to which Parent or Buyer is party or (iii) any Applicable Law or Order applicable to Parent or Buyer.

(b)     Except as disclosed on Schedule 4.3, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by, or with respect to, Parent or Buyer in connection with the execution, delivery and performance by Parent and Buyer of this Agreement or any of the Related Agreements to which either Parent or Buyer is a party or the consummation of the Transactions.

4.4     Solvency. Assuming satisfaction of the conditions to Buyer’s obligation to consummate the Closing, each of Parent and Buyer will be Solvent as of the Closing Date, and in each case, immediately after the consummation of the Transactions.

4.5     Financing Capability.

(a)     Parent is party to that certain executed Amended and Restated Loan and Security Agreement dated November 15, 2018 by and among Parent, lenders and Bank of America, N.A., as agent for such lenders, and that certain executed Loan and Security Agreement dated November 15, 2018 by and among Parent, lenders and TCW Asset Management Company LLC, as agent for such lenders (the “Debt Facilities”), and pursuant to which the issuing financial institution has committed, except as disclosed on Schedule 4.3, on the terms and subject to the conditions set forth therein, to provide debt financing sufficient to satisfy Parent’s and Buyer’s obligations hereunder, including the payment of the Purchase Price (the “Debt Financing”). As of the date hereof, the Debt Facilities are in full force and effect and do not contain any material misrepresentations by Parent. As of the date hereof, the Debt Facilities have not been amended or modified, terminated or rescinded in any respect, and, to the knowledge of the Parent, no such withdrawal or rescission is contemplated. Except as disclosed on Schedule 4.3, there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, at the Closing other than the conditions set forth in this Agreement and in the Debt Facilities. Except as disclosed on Schedule 4.3, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Parent or its Affiliates, as the case may be, and to the knowledge of Parent or its Affiliates, as the case may be, any other parties thereto, under any term or condition of the Debt Facilities. As of the date hereof, there are no side letters or other arrangements related to the funding of the Debt Financing other than as expressly set forth in or expressly contemplated by the Debt Facilities or as set forth on Schedule 4.3.

(b)     The aggregate proceeds to be disbursed pursuant to the Debt Facilities will be sufficient, together with cash on hand at Parent, to enable each of Parent and Buyer to (i) satisfy of all of its obligations under this Agreement and the Related Agreements to which either Parent or Buyer is a party, and (ii) to consummate the transactions contemplated by this Agreement and the Related Agreements to which Parent or Buyer is a party, including all amounts required to be paid pursuant to this Agreement.

4.6     No Other Representations or Warranties; Non-Reliance. In connection with the due diligence investigation of the Seller and its Subsidiaries by Parent and Buyer, Parent and Buyer have received from the Seller certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Seller, its Subsidiaries and their respective business and operations. Parent and Buyer hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Buyer are familiar, that Parent and Buyer are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Parent and Buyer hereby acknowledge that neither the Company nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Article 3, each of Parent and Buyer acknowledges that neither the Seller nor any of its Subsidiaries nor any Representative of any such Persons makes, and each of Parent and Buyer acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such Persons or with respect to any other information provided or made available to Parent and Buyer by or on behalf of any such Persons in connection with the transactions contemplated by this Agreement.

Article 5

ADDITIONAL AGREEMENTS

5.1     Acknowledgement; Waivers; Release of Claims.

(a)     Effective as of the Closing, Seller, on its own behalf, and on behalf of its heirs, agents and assigns, hereby fully and forever release and discharge Buyer, its Affiliates and each of Buyer’s and its Affiliates’ respective Representatives, investors, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (as applicable), from, and agrees not to sue the foregoing parties concerning any Excluded Liabilities. In addition, effective as of the Closing, Seller, on its own behalf, and on behalf of its agents and assigns, hereby fully and forever release and discharge Buyer, its Affiliates, the Continuing Employees and each of Buyer’s, its Affiliates’ and the Continuing Employees’ respective Representatives, investors, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, from, and agree not to sue the foregoing parties concerning any rights (including under confidentiality agreements, proprietary information agreements, employment agreements, non-competition or non-solicitation undertakings and all similar or related agreements) to restrict the Continuing Employees from entering into any and all arrangements with, and providing any and all services and information to, and performing any and all services and activities on behalf of and for the benefit of, Buyer and its Affiliates and their respective Representatives (including in connection with the Employment Agreements), or to require any Continuing Employees to assign any Intellectual Property Rights to Seller.

(b)     Effective as of the Closing, each of Parent and Buyer, on its own behalf, and on behalf of its heirs, agents and assigns, hereby fully and forever release and discharge Seller, its Affiliates and each of Seller’s and its Affiliates’ respective Representatives, investors, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (as applicable), from, and agrees not to sue the foregoing parties concerning any Assumed Liabilities.

5.2     Tax Matters.

(a)     Tax Assistance. Seller agrees to furnish or cause to be furnished to Buyer at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Transferred Subsidiaries and Transferred Assets, as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim.

(b)     Tax Returns of Seller and Tax Returns Filed On or Prior to Closing. Seller shall prepare, or shall cause to be prepared, all Tax Returns required to be filed under applicable Law by Seller or its Subsidiaries in respect of the Transferred Subsidiaries or Transferred Assets on or prior to the Closing Date, and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of such Tax Returns. Such Tax Returns shall be true and correct and completed in accordance with applicable Law, and shall accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Laws, regulations or rules. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law. Seller shall provide Buyer with a copy of such Tax Return within a reasonable period prior to the due date for filing (which shall be at least thirty (30) days in the case of any income Tax Return) and Seller shall not file such Tax Return without Buyer’s consent, not to be unreasonably withheld, conditioned or delayed. All Taxes (whether or not shown on such Tax Returns) shall be paid by Seller when due.

(c)     Tax Returns Filed After Closing. Buyer shall prepare or shall cause to be prepared all Tax Returns required by applicable Law to be filed by in respect of the Transferred Subsidiaries or Transferred Assets after the Closing Date, including Tax Returns with respect to a Straddle Period.

(d)     Section 338 Elections. Buyer may, but is not required to, file an election pursuant to Section 338(g) of the Code with respect to its acquisition of any Transferred Subsidiary that is a foreign corporation, within the meaning of Sections 7701(a)(3) and (5) of the Code. If Buyer makes such an election, Seller shall cooperate with Buyer as and to the extent reasonably requested by Buyer with respect to such election. Buyer and Seller shall, if Buyer so requests, cooperate to file an election pursuant to Section 338(h)(10) of the Code with respect to Buyer’s acquisition of any Transferred Subsidiary that is a domestic corporation, within the meaning of Sections 7701(a)(4) and (5) of the Code.

5.3     Parent’s Financing Activities.

(a)     Prior to the Closing, Seller shall use commercially reasonable efforts to provide and to cause its Representatives to provide, to Parent such cooperation as may be reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Subsidiaries, (ii) under no circumstances shall Seller or any of its Subsidiaries be required to incur any costs, obligations or liabilities that attach to Seller or any of its Subsidiaries prior to the Closing, and (iii) as a condition to Seller’s obligations pursuant to this Section 5.3(a), Parent shall indemnify, defend and hold harmless Seller and its Affiliates, from and against any and all losses suffered or incurred by them prior to the Closing in connection with the Debt Financing or the arrangement thereof, except to the extent arising or resulting from Seller or such Affiliate’s gross negligence or willful misconduct.

(b)     Seller and its Affiliates shall not (with respect to Seller and, prior to the Closing, its Subsidiaries) have any responsibility for, or incur any liability to any Person under, any Debt Financing or any cooperation provided pursuant to Section 5.3(a).

(c)     Parent and Buyer shall each use its reasonable best efforts to obtain the proceeds of the Debt Financing on the terms and conditions set forth in the Debt Facilities, including using its reasonable best efforts to: (i) maintain in effect the Debt Facilities until the consummation of the transactions contemplated hereby, (ii) satisfy on a timely basis all conditions within its control applicable to funding of the Debt Financing, and (iii) enforce its rights under the Debt Facilities. Parent shall, upon request from Seller from time to time, inform Seller of the status of its efforts to arrange the Debt Financing or any Alternative Debt Financing. In the event Parent determines in good faith that any portion of the Debt Financing is unavailable in the manner or from the sources contemplated in the Debt Facilities, Parent will use its reasonable best efforts to obtain alternative financing for such portion from alternative sources on substantially similar terms (the “Alternative Debt Financing”). In the event any Alternative Debt Financing is obtained, all references to “Debt Financing” in this Agreement shall include such Alternative Debt Financing.

(d)     For the avoidance of doubt, if the Debt Financing (or any Alternative Debt Financing) has not been obtained, Parent and Buyer shall continue to be obligated to consummate the transaction on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 2.6(a) and Section 2.6(b).

5.4     Payoff of Closing Indebtedness. Seller shall use its commercially reasonable efforts to obtain, at least one (1) Business Day prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which Closing Indebtedness is owing (whether or not then due and payable), in each case (a) setting forth the amount to be paid on the Closing Date, together with wire transfer instructions; (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of Seller in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item; and (c) contemplating the delivery of UCC-3 termination statements and other similar releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item (each, a “Payoff Letter”). At the Closing and subject to Seller’s receipt of the Cash Purchase Price from Buyer, Seller shall pay or cause to be paid the amounts owing under the Payoff Letters to each lender, creditor, noteholder or other counterparty to which Closing Indebtedness is owing.

5.5     Proxy Statement.

(a)     As soon as reasonably practicable following the date off this Agreement, Seller shall prepare and file with the SEC the Proxy Statement. Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Seller as promptly as reasonably practicable after the date hereof. No filing of, or amendment or supplement to, the Proxy Statement will be made by Seller without providing Buyer a reasonable opportunity to review and comment thereon. If at any time prior to the Seller Stockholders’ Meeting any information relating to Seller or Buyer, or any of their respective Affiliates, directors or officers, should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Seller. Seller shall notify Buyer promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement.

5.6     Meeting of Seller Stockholders; Board Recommendation.

(a)     Meeting of Seller Stockholders. Seller will take all action necessary in accordance with Delaware Law, the rules of the OTCQB, its Charter Documents and its Contracts and agreements with its stockholders to duly give notice of, convene and hold a meeting of its stockholders, as promptly as reasonably practicable following the mailing of the Proxy Statement to such stockholders, for the purpose of considering and taking action with respect to the Seller Stockholder Approval (the “Seller Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under Applicable Law) within twenty-five (25) Business Days after the mailing of the Proxy Statement to Seller Stockholders. Subject to Section 5.7, Seller will use commercially reasonable efforts (which may include, but is not required to include, engaging a proxy solicitor) to solicit from its stockholders proxies in favor of the Seller Stockholder Approval and will take all other action necessary or advisable to secure the vote or consent of its stockholders for the Seller Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Seller may adjourn or postpone the Seller Stockholders’ Meeting to the extent necessary (i) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (ii) if, as of the time for which the Seller Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Seller Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Seller Stockholders’ Meeting. Seller shall ensure that the Seller Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Seller Stockholders’ Meeting are solicited in compliance with Delaware Law, the rules of the OTCQB, the Charter Documents, Seller’s Contracts and agreements with its stockholders, and all other Applicable Laws. Without the prior written consent of Buyer, (i) adoption of this Agreement (including adjournment of the Seller Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), (ii) a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Seller’s named executive officers in connection with the transactions contemplated hereby and (iii) an amendment to Seller’s Certificate of Incorporation to remove the prohibition on the stockholders of the Company acting by written consent, are the only matter which Seller shall propose to be acted on by Seller Stockholders at the Seller Stockholders’ Meeting.

(b)     Board Recommendation. Except to the extent expressly permitted by Section 5.7: (i) the Board of Directors of Seller shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Seller Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has unanimously recommended that Seller Stockholders vote in favor of the adoption of this Agreement at the Seller Stockholders’ Meeting, and (iii) neither the Board of Directors of Seller nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to Buyer, the recommendation of its Board of Directors that Seller Stockholders vote in favor of the adoption of this Agreement.

5.7     Alternative Transaction Proposals.

(a)     No Solicitation. Seller agrees that it shall not, and will cause its Subsidiaries not to, permit or authorize any of its or any of its Subsidiaries’ Representatives to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or knowingly facilitate, knowingly support or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or is reasonably expected to lead to, any Alternative Transaction Proposal (except to the extent specifically permitted by Section 5.7(d)); (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to Seller’s books, records or personnel with respect to, or take any other action (except to the extent specifically permitted pursuant to Section 5.7(d)) to knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of this Section 5.7(a)); (iii) grant any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of Seller or any of its Subsidiaries, or approve a transaction in which any person becomes an “interested stockholder” under Section 203 of Delaware Law other than in connection with the Support Agreements), except (A) in that case where Seller’s Board of Directors determines in good faith, after receiving advice from and consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders under Delaware Law, (B) that the automatic termination or “fall-away” of any standstill or similar agreement shall not constitute a breach of this clause (iii) and (C) as set forth in Section 6.2 of the Disclosure Letter; (iv) approve, endorse or recommend any Alternative Transaction Proposal (except to the extent specifically permitted pursuant to Section 5.7(d)); (v) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal or transaction contemplated thereby (an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. Seller will, and will cause its Subsidiaries to, and will use commercially reasonable efforts to cause its and their Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, as promptly as reasonably practicable after the date hereof, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which Seller, its Subsidiaries or its or their Representatives have engaged in any such activities within the twelve (12) month period preceding the date hereof. Any breach of the foregoing provisions of this Section 5.7(a) by any of Seller’s Subsidiaries or its or their Representatives shall be deemed to be a breach by Seller.

(b)     Notification of Unsolicited Alternative Transaction Proposals. As promptly as practicable (but in no event more than twenty-four (24) hours) after receipt by Seller, any of its Subsidiaries or its or their Representatives of any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that would reasonably be expected to lead to an Alternative Transaction Proposal, Seller shall provide Buyer with written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Person or group making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of all material written materials provided by or on behalf of such Person or group in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, Seller shall provide Buyer as promptly as practicable with written notice setting forth all such information as is reasonably necessary to keep Buyer currently informed in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 5.7(c)(ii)) and shall promptly provide Buyer a copy of all written materials (including those provided by e-mail or otherwise in electronic format) amending any material terms and conditions subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry.

(c)     Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.7(a), if, prior to the time that the Seller Stockholder Approval has been obtained, Seller receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party which is determined to be, or which Seller’s Board of Directors has in good faith concluded (following the receipt of advice from and consultation with its outside legal counsel and the Seller Financial Advisor of national standing) would reasonably be likely to become, a Superior Proposal, Seller may then take the following actions, but only if: (i) Seller’s Board of Directors determines in good faith, after receiving advice from and consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders under Delaware Law; (ii) Seller has, on one occasion with respect to each Alternative Transaction Proposal (and all amendments and modifications relating thereto), given Buyer prior written notice of its intention to take any of the following actions; and (iii) Seller shall have previously complied with the provisions of this Section 5.7(c) with respect to such Alternative Transaction Proposal:

(i)     furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) Seller shall have first received from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on Seller’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting Seller from fulfilling its obligations under this Agreement or the Confidentiality Agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, Seller furnishes such non-public information to Buyer (to the extent such non-public information has not been previously so furnished); and

(ii)     engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.

(d)     Change of Recommendation. Notwithstanding Section 5.6(b), at any time prior to the Seller Stockholder Approval, the Board of Directors of Seller may, solely in response to a Superior Proposal or an Intervening Event, make a Change of Recommendation or terminate this Agreement in accordance with Section 7.1, if all of the following conditions in clauses (i) through (v) are met:

(i)     in the case of a Superior Proposal, such Superior Proposal has not been withdrawn and continues to be a Superior Proposal;

(ii)     Seller shall have (A) delivered to Buyer written notice (a “Change of Recommendation Notice”) at least five (5) Business Days prior to publicly effecting such Change of Recommendation in response to a Superior Proposal or an Intervening Event (and, if applicable, of its intention to terminate this Agreement in response to a Superior Proposal) which shall state expressly (1) that Seller has received a Superior Proposal or determined the existence of an Intervening Event, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal or, in the case of an Intervening Event, describe in reasonable detail the cause and factors constituting such Intervening Event, and (3) that Seller intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provide to Buyer a copy of all materials and information delivered or made available to the Person or group making the Superior Proposal (to the extent not previously delivered or made available to Buyer) in accordance with Section 5.7(c)(i); and (C) during the aforementioned five (5) Business Day period, if requested by Buyer, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation;

(iii)     Buyer shall not have, within the aforementioned five (5) Business Day period, made an offer that Seller’s Board of Directors has in good faith determined (after the receipt of advice from and consultation with its outside legal counsel and the Seller Financial Advisor) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal or, in the case of an Intervening Event, addresses the basis for a Change of Recommendation;

(iv)     the Board of Directors of Seller has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Proposal or Intervening Event and after considering any adjustments or negotiations pursuant to the preceding clause (ii), that Seller’s Board of Directors’ failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of Seller under Delaware Law; and

(v)     Seller shall have previously complied in all material respects with the provisions set forth in this Section 5.7(d) with respect to such Alternative Transaction Proposal.

(e)     Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Seller or its Board of Directors from taking and disclosing to the stockholders of Seller a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, Seller shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.7(d).

5.8     Confidentiality; Access to Information.

(a)     Confidentiality. The parties acknowledge that Seller and a Subsidiary of Parent have previously executed a Confidentiality Agreement, dated as of October 17, 2018 (as amended from time to time, the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)     Access to Information. Subject to the Confidentiality Agreement and Applicable Law, Seller shall, and shall cause each of its Subsidiaries to, afford to Buyer and to the officers, employees, accountants, counsel, financial advisers and other representatives of Buyer, reasonable access at all reasonable times on reasonable notice during the period prior to the Closing to all their properties, books, Contracts, commitments, assets, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of Seller and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and Applicable Law, Seller shall, and shall cause each of its Subsidiaries to, furnish promptly to Buyer all other information concerning its business, properties and personnel as Buyer may reasonably request.

5.9     Public Disclosure. Without limiting any other provision of this Agreement, Buyer and Seller will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and any Alternative Transaction Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement on the content of such statement, except as may be required by Applicable Laws or any listing agreement with the OTCQB, or any other applicable national or regional securities exchange or market. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties. Notwithstanding the foregoing, this Section 5.9 shall not apply to the matters set forth in Section 5.6.

5.10     Regulatory Filings; Reasonable Efforts.

(a)     Regulatory Filings. Buyer and Seller shall each coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Laws, and as promptly as practicable after the date hereof, Buyer and Seller shall each make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the transactions contemplated hereby, including, without limitation any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Law relating to the transactions contemplated hereby. Each of Buyer and Seller will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.10(a) to comply in all material respects with all Applicable Laws.

(b)     Exchange of Information. Buyer and Seller shall each promptly supply the other with any information that may be required to effectuate any filings pursuant to Section 5.10(a). Except where prohibited by Applicable Laws, and subject to the Confidentiality Agreement, each of Seller and Buyer shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Buyer and Seller need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information.

(c)     Notification. Each of Buyer and Seller will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.10(a), Buyer or Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)     French National Security Approval. Buyer and Seller shall each promptly supply the other with any information that may be required to make as soon as possible after the date hereof, and in any event no later than five (5) Business Days as from the date of this signature of this Agreement, full and accurate necessary or appropriate filings with the relevant French Governmental Entity pursuant to Article R. 153-7, Article L. 151-3, R. 153-1 and seq. and R.153-7 of the French Monetary and Financial Code relating to French foreign investment prior approval in order to obtain the relevant regulatory clearance with the French foreign investment regulation authorities. The Seller and its Subsidiaries shall cooperate with Buyer to obtain the relevant regulatory clearance, provide the Seller and make such filings or reports, upon request and to the extent reasonably practicable, with such assistance and information relating to the Seller’s group, which is reasonably necessary in relation to any accounting or regulatory matter, including the preparation of any financial statements, any audit, or any action or investigation initiated or threatened by any third party, including any Governmental Entity. The Parent and Buyer shall cooperate with Seller to obtain the relevant regulatory clearance, provide the Seller and make such filings or reports, upon request and to the extent reasonably practicable, with such assistance and information relating to Parent’s and Buyer’s group, which is reasonably necessary in relation to any accounting or regulatory matter, including the preparation of any financial statements, any audit, or any action or investigation initiated or threatened by any third party, including any Governmental Entity.

5.11     Third-Party Consents. As soon as practicable following the date hereof, Seller will use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts in Section 5.11 of the Disclosure Letter required to be obtained in connection with the consummation of the transactions contemplated hereby; provided, however, that, for the avoidance of doubt, the receipt of any such consents, waivers and approvals shall not be a condition to the consummation of the transactions contemplated hereby.

5.12     Employee Matters.

(a)     Offers of Employment.

(i)     At least ten (10) Business Days prior to the Closing, Parent or Buyer will, or will cause one of its Subsidiaries to, extend an offer of employment to the Key Employees and each other Employee listed on Schedule 5.12(a)(i) as such list may be updated from time to time by Parent prior to the Closing (each, a “Offered Employee”). Each such offer shall (i) be set forth in offer letters on Parent’s or Buyer’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with applicable policies and procedures, including employment background checks and the execution of Parent’s or Buyer’s employee confidential information, invention assignment and arbitration agreement, (iii) provide for a base salary or base wage rate and cash bonus opportunity as a percentage of base salary no less favorable (in the aggregate) than provided to such Offered Employee by Seller at the time of such offer, (iv) provide employee benefits substantially similar to those provided to similarly situated employees of Parent or the Parent Subsidiary employing such Offered Employee, and (v) supersede any express or implied employment agreements, arrangements or offer letter in effect prior to the Closing Date.

(ii)     Effective as of the Closing, Parent or Buyer, or one of Parent’s Subsidiaries, shall hire and employ each Offered Employee who accepts and does not repudiate his or her offer prior to the Closing Date. Those Employees who accept employment from Buyer, or one of its Subsidiaries, pursuant to the offers of employment made pursuant to this Section 5.12 and commence employment with Parent or Buyer, or one of its Subsidiaries, as of the Closing, and the Transferred French Employees, shall be referred to herein collectively as “Continuing Employees.” Except as required by Applicable Law, each Continuing Employee shall cease to participate in or accrue additional benefits under any Employee Plan. Notwithstanding the foregoing, except as required by Applicable Law, no Continuing Employee shall have any continuing rights to employment for any period, and each such Continuing Employee shall be considered an “at will” employee. Effective as of the Closing Date, Seller shall terminate the employment of each Employee who is not a Continuing Employee.

(iii)     Parent or Buyer shall provide each Continuing Employee with credit for purposes of eligibility, vesting and benefit accrual (other than under a defined benefit plan or with respect to equity awards) under Parent or Buyer employee benefit plans in which such Continuing Employees participate for service on and prior to the Closing Date with Seller and its Subsidiaries credited under the comparable Employee Plan; provided, however, that in no event shall Parent or Buyer be required to provide any service credit to any Continuing Employee to the extent the provision of such credit would result in any duplication of benefits. Parent or Buyer shall cause any pre-existing conditions or limitations (or actively at work or similar limitations), evidence of insurability requirements and eligibility waiting periods (to the extent that such waiting periods would be inapplicable under Employee Plans) under any Parent or Buyer employee benefit plans to be waived with respect to Continuing Employees and their eligible dependents. Parent shall use commercially reasonable efforts to provide the Continuing Employees and their eligible dependents with credit for any co-payments, deductibles and annual out of pocket limits for medical, dental and vision expenses paid during the applicable period during the plan year in which the Closing Date occurs under any Employee Plans in satisfying any co-pays, deductibles and annual out of pocket limits for medical, dental and vision expenses for the corresponding period under Buyer employee benefit plans.

(iv)     Effective as of Closing, Seller hereby releases any Continuing Employee from any current or future obligation not to compete with any business of Seller. Prior to the Closing, upon the reasonable request of Buyer, Seller agrees to use commercially reasonable efforts to assist Buyer in Buyer’s efforts to hire and employ the Key Employees as of the Closing; provided, however, that, for the avoidance of doubt, the hiring and employment of any Key Employee as of the Closing shall not be a condition to the consummation of the transactions contemplated hereby.

(v)     Subsequent to the execution of this Agreement, Seller shall not take any action that would reasonably be expected to cause each Continuing Employee who accepts their offer of employment with Buyer to not sign an Offer Letter or to not cause such Offer Letter to remain in full force and effect through the Closing Date.

(vii)     At Parent’s election, Parent and Seller shall utilize the alternative procedure set forth in IRS Revenue Procedure 2004-53 with respect to payroll tax reporting for Continuing Employees.

(viii)     Nothing in this Agreement shall prevent the termination by Buyer or any of its Subsidiaries of its employment of any individual Continuing Employee or any change in the employee benefits provided by Buyer or any of its Subsidiaries to any individual Continuing Employee following Closing.

(ix)     Except to the extent an Excluded Liability pursuant to Section 2.1(e)(viii), as of the Closing Date, Buyer shall (i) provide each Employee (whether or not a Continuing Employee) with a cash payment for the amount of vacation time that such Employee had accrued under any applicable Company Employee Plan as of the Closing Date and (ii) provide for payment of severance as provided under any applicable Company Employee Plan to each employee of the Company as of the date of this Agreement who is not an Offered Employee or whose employment is otherwise terminated at the request of Buyer on or prior to the Closing.

(x)     The terms and provisions of this Section 5.12 are for the sole benefit of Seller and Buyer. Nothing contained herein, express or implied, (i) shall be construed to establish, amend, or modify any Employee Plan, or any other benefit plan, program, agreement or arrangement, (ii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment, or constitute or create an employment agreement with any Continuing Employee, or (iii) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees, and collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement.

(b)     Employee Benefits. Effective immediately prior to the Closing, Seller shall take all necessary actions to terminate (i) each Employee Plan intended to include a Code Section 401(k) arrangement, and (ii) each other Employee Plan as directed by Buyer in writing no later than ten (10) Business Days prior to the Closing.

(c)     Proprietary Information and Inventions Assignment Agreements. Seller shall use commercially reasonable efforts to cause each current employee of Seller and its Subsidiaries to have entered into and executed, and each person who becomes an employee of Seller or any Seller Subsidiary after the date hereof and prior to the Closing shall be required by Seller to enter into and execute, an Employee Proprietary Information Agreement with Seller and each of its Subsidiaries with a stated effective date as of such employee’s first date of employment or service. Seller shall use commercially reasonable efforts to cause each current consultant or contractor of Seller and its Subsidiaries to have entered into and executed, and each Person who becomes a consultant or contractor of Seller or any Seller Subsidiary after the date hereof and prior to the Closing shall be required by Seller to enter into and execute, a Consultant Proprietary Information Agreement with Seller and each of its Subsidiaries with a stated effective date as of such consultant or contractor’s first date of service.

(d)     French Employees.

(i)     Immediately upon a Put Option Exercise Event, this Section 5.12 shall apply to the Affected French Business Employees without any further action by the parties hereto or their respective Affiliates; provided, that, for the avoidance of doubt, until and unless a Put Option Exercise Event occurs, no Affected French Business Employees shall be deemed to be Transferred French Employees. Seller shall provide to Buyer a list of Affected French Business Employees on the Closing Date setting forth all of the Affected French Business Employees. With respect to the Affected French Business Employees to be listed in Schedule 5.12(a)(i), the parties hereto acknowledge and agree that after the occurrence of a Put Option Exercise Event, the subsequent transfer of the French Securities pursuant to the French Transfer Agreement shall constitute transfers of the undertakings pursuant to Article L. 1224-1 of the French Labor Code and that the parties hereto shall, and shall cause their applicable Affiliates to, comply with the applicable requirements of Article L. 1224-1 of the French Labor Code.

(ii)     The following additional defined terms apply to this Section 5.12:

(1)     “Affected French Business Employees” means those employees of the French Securities Seller who are primarily devoted to the Business and to whom Article L. 1224-1 of the French Labor Code applies.

(2)     “Transferred French Employees” means, subject to the occurrence of a Put Option Exercise Event and completion of the transactions contemplated by the Put Option Agreement, including the Consultation Proceedings (as defined in the Put Option Agreement), an Affected French Business Employee who is or becomes an employee of the French Securities Purchaser or an Affiliate of French Securities Purchaser as of the consummation of the transfer of the French Securities pursuant to the Put Option Agreement, all in accordance with the Put Option Agreement and applicable provisions of the French Labor Code. The date of which the Affected French Business Employees transfer to Buyer Parent or its designated Affiliates shall be referred to herein as the “French Employee Transfer Date”.

5.13     Indemnification.

(a)     Director and Officer Insurance Policy. Prior to Closing, Seller shall procure a prepaid “tail” policy under Seller’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Closing Date and (ii) covers those persons who are currently covered by Seller’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Closing Date (the “D&O Tail Policy”).

(b)     Third–Party Beneficiaries. This Section 5.13  is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Buyer and its respective successors and assigns.

5.14     State Takeover Statutes. Seller Board of Directors shall take all actions sufficient to render inapplicable to the execution, delivery and performance of this Agreement and the Support Agreements and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 of Delaware Law).

5.15     Privacy and Transfer of Personal Data. Prior to the Closing, Buyer shall not use Transferred Personal Data (as defined below) for any purposes other than those related to the performances of this Agreement, the Related Agreements, and the completion of the Transactions. Each party hereto acknowledges and confirms that the collection, disclosure, and use of Transferred Personal Data is necessary for the purposes of determining whether such parties shall proceed with the Transactions, and that the disclosure of Transferred Personal Data relates solely to the completion of the Transactions. If the Closing does not occur, Buyer shall cease all use of the Transferred Personal Data acquired by Buyer in connection with this Agreement and, at Seller’s request, will, at its discretion, return to Seller, or destroy in a secure manner, the Transferred Personal Data. For the purpose of this Section 5.15, “Transferred Personal Data” means any Personal Data disclosed or conveyed to Buyer or any of its Representatives by or on behalf of Seller or any of its Subsidiaries in the diligence process of Buyer relating to the Transactions.

5.16     Other Insurance Policies. Prior to Closing, if requested by Parent, Seller shall use commercially reasonable efforts to procure at Parent’s expense a “tail” policy under Seller’s existing errors and omissions and/or employment practices liability insurance policies

5.17     Export Control Codes. Seller shall use commercially reasonable efforts to provide, reasonably promptly after the date hereof, the true, complete and accurate export control classifications and Schedule B Codes applicable to the products, software and technologies of Seller and its Subsidiaries.

Article 6

INTERIM CONDUCT OF BUSINESS

6.1     Conduct of Business.  Except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Disclosure Letter, as required by Applicable Law or as Buyer may otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall and shall also cause its Subsidiaries to:

(a)     operate the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)     take all reasonable steps to preserve and protect the Transferred Assets in good working order and condition, ordinary wear and tear excepted; and

(c)     use reasonable best efforts to preserve intact the Business, keep available the services of the Business’s officers, employees and agents and maintain the Business’s current relations and good will with suppliers, customers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business relationships with the Business, including by (i) promptly paying all amounts owing to such Persons as and when such amounts are due and (ii) reasonably cooperating with Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing, including relationships of Seller and its Subsidiaries with customers and suppliers.

6.2     Restrictions on Business. Except as expressly contemplated by this Agreement, as set forth in Section 6.2 of the Disclosure Letter, or as Buyer may otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall not and shall ensure that its Subsidiaries do not take any of the following actions with respect to the Business, the Transferred Assets, the Transferred Subsidiaries or the Assumed Liabilities:

(a)     other than in the ordinary course of business consistent with past practice, enter into any Contract that would be required to be disclosed in Section 3.9 of the Disclosure Letter had it been entered into prior to the date hereof;

(b)     enter into any Contract restricting in any material respect the operation of the Business;

(c)     modify or amend in any material respect or terminate any Material Contract, other than pursuant to the expiration of a Material Contract in accordance with its terms;

(d)     other than in the ordinary course of business, directly or indirectly engage in any transaction, arrangement or contract with any officer, director, stockholder or other insider or Affiliate of Seller relating to the Business;

(e)     other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, exclusively license, transfer or otherwise dispose of or encumber any Transferred Assets, or grant or otherwise create or consent to the creation of any Lien, easement, covenant, restriction, assessment or charge affecting any Transferred Assets or any part thereof;

(f)     sell, transfer or otherwise dispose of, abandon, fail to maintain, lease, license, or otherwise distribute any Transferred IPR or Transferred Technology, other than in the ordinary course of business consistent with past practice, or grant or otherwise create or consent to the creation of any Lien, on any Transferred IPR, Transferred Technology or any part thereof;

(g)     enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Buyer or any of its Subsidiaries which would constitute an Assumed Liability;

(h)     cancel, compromise, release or assign any Indebtedness owed to the Business or any claims held by the Business;

(i)     (i) incur any Indebtedness or guarantee any Indebtedness or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or (ii) enter into any arrangements having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other Person, in each case of clause (i) or (ii) as would impose any Liability or obligation on Buyer or the Business or the Transferred Assets to be conveyed at Closing to Buyer;

(j)     make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a Tax refund or file any income or other material Tax Return or any amended Tax Return unless such income or other material Tax Return or amended Tax Return has been provided to Buyer in accordance with Section 5.2(b) for review within a reasonable period prior to the due date for filing and Buyer has consented to such filing;

(k)     grant any severance, change-in-control, termination pay or similar pay benefits (in cash or otherwise) to any Employee, including any officer, except as required under Applicable Law or the terms of any pre-existing employment agreement or arrangement disclosed in the Disclosure Letter;

(l)     adopt, establish, enter into, amend or terminate any Employee Plan (including any International Employee Plan), enter into any agreement with any Employee, agree to pay any special bonus or special remuneration to any Employee, or modify or agree to modify the salaries, wage rates, or other compensation or benefits of any Employee, except as required under Applicable Law or the terms of any pre-existing employment agreement or arrangement disclosed in the Disclosure Letter;

(m)     except for the hiring of any non-officer employee to replace a departing employee or engagement of any independent contractor to replace a departing independent contractor of the Seller or any of its Subsidiaries, hire, engage, fire (other than for cause), demote, or otherwise change the title or status of any employee or independent contractor;

(n)     implement any facility closing or other layoff of any Employees that could materially violate the WARN Act;

(o)     adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(p)     disclose any confidential information to any Person (other than to Buyer and its Affiliates or in the ordinary course of business in circumstances in which reasonable confidentiality restrictions have been imposed);

(q)     take or omit to take any action that has or would reasonably be expected to have the effect of accelerating sales to customers or revenues of the Business to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;

(r)     enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Leases;

(s)     except for capital expenditures in an amount equal to $100,000, make any capital expenditures or commitments, other than as set forth in Section 6.2(s) of the Disclosure Letter;

(t)     delay or postpone the payment of any accounts payable, commissions or Liabilities, or agree or negotiate with any party to accelerate the collection of or discount any accounts or notes receivable, or extend the payment date of any accounts payable, commissions or Liabilities;

(u)     make any material changes to its normal and customary ordinary course practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business;

(v)     compromise, settle or waive any material claims or rights of the Business;

(w)     commence any Action relating to the Business or the Transferred Assets other than (i) for the routine collection of amounts owed or (ii) in such cases where the failure to commence litigation could have a Material Adverse Effect, provided that Seller consult with Buyer prior to filing such litigation; or

(x)     take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 6.2(a) through Section 6.2(w), inclusive.

6.3     Reasonable Best Efforts.  On the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement and the Related Agreements, including using reasonable best efforts to cause the conditions precedent set forth in Section 2.6 to be satisfied as soon as practicable after the date hereof.

6.4     Notification of Certain Matters.

(a)     Seller shall promptly notify Buyer of (i) the occurrence or non-occurrence of any event that would reasonably be expected to cause any representation or warranty of Seller set forth in this Agreement to be untrue or inaccurate at or prior to the Closing such that the condition in Section 2.6(b)(i) would not be satisfied, (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 2.6(b)(ii) would not be satisfied, and (iii) the occurrence or failure of any event, that, individually or in the aggregate, results in or is reasonably likely to result in, a Material Adverse Effect.

(b)     Buyer shall promptly notify Seller of (i) the occurrence or non-occurrence of any event that would cause any representation or warranty of Buyer set forth in this Agreement to be untrue or inaccurate at or prior to the Closing such that the condition in Section 2.6(c)(i) would not be satisfied, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 2.6(c)(ii) would not be satisfied.

(c)     The delivery of any notice pursuant to this Section 6.4 shall not be deemed to affect or modify, amend or supplement any representation or warranty set forth herein or the Disclosure Letter, or the conditions to the obligations of the Parties to consummate the Transactions in accordance with the terms and conditions hereof, or the remedies available to the Parties hereunder.

6.5     Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to the Buyer.

6.6     Buyer’s Obligations. Parent shall cause Buyer to comply with, and perform, all of Buyer’s obligations under this Agreement and all Related Agreements to which Buyer is a party.

6.7     Payments. After the Closing, Seller shall, and shall cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyer, any cash, checks or other instruments of payment Seller or any of its Subsidiaries receives after the Closing that relate to the Transferred Assets of the Business to which Buyer is entitled and shall hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

Article 7
PRE-CLOSING TERMINATION

7.1     Pre-Closing Termination.  Subject to the terms of Section 7.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)     by mutual written agreement of Buyer and Seller;

(b)     by either Buyer or Seller, if the Closing shall not have occurred on or before 11:59 p.m. (Eastern time) on June 8, 2019; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)     by either Buyer or Seller, if:

(i)     a Governmental Entity shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

(ii)     a Governmental Entity shall have issued an Order prohibiting the Transactions that has become final and nonappealable;

(d)     by Buyer (provided that Buyer is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 2.6(b) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Seller;

(e)     by Seller (provided that Seller is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 2.6(c) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Buyer;

(f)     by either Buyer or Seller if Seller fails to obtain the Requisite Stockholder Vote at the Seller Stockholders’ Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of the failure to obtain the Requisite Stockholder Vote at the Seller Stockholders’ Meeting (or any adjournment or postponement thereof);

(g)     by Buyer, if at any time Seller Board of Directors (or a committee thereof) has effected a Change of Recommendation; or

(h)     by Seller, at any time prior to receiving the Requisite Stockholder Vote if (i) Seller has received a Superior Proposal; (ii) Seller Board of Directors authorized Seller to enter into an Alternative Acquisition Agreement to consummate an Acquisition Transaction contemplated by that Superior Proposal; (iii) Seller pays or causes to be paid to Buyer (or its designee) the Termination Fee pursuant to Section 7.3(b)(iii); and (iv) Seller has complied in all material respects with Section 5.7(c) with respect to such Superior Proposal.

7.2     Manner and Effect of Pre-Closing Termination.

(a)     The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)     In the event of the valid termination of this Agreement in accordance with the terms of this Article 7, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no liability or obligation on the part of Buyer, Seller or their respective Affiliates or Representatives in connection herewith; provided, however, that no such termination shall relieve any Party from liability resulting from or arising out of any willful and intentional breach of such Party’s representations, warranties, covenants or agreements set forth herein or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; provided further that no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms; and provided further that the provisions of Section 5.8(a) (Confidentiality), Section 5.9 (Public Disclosure), this Section 7.2, Section 7.3 (Fees and Expenses) and Article 9 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 7.1.

7.3     Fees and Expenses.

(a)     General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees and expenses whether or not the transactions contemplated hereby are consummated.

(b)     Termination Fee.

(i)     Future Transaction. If (A) this Agreement is terminated pursuant to Section 7.1(d); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(f) (but after the date hereof) an Alternative Transaction Proposal has been publicly announced or otherwise received by Seller; and (C) within one year of the termination of this Agreement pursuant to Section 7.1(d), either an Acquisition Transaction is consummated or Seller enters into a definitive agreement providing for the consummation of an Acquisition Transaction (that is thereafter consummated), then Seller will promptly (and in any event within two (2) Business Days) after consummation of such Acquisition Transaction pay to Buyer (or its designee) an amount equal to $1,200,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. For purposes of this Section 7.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii)     Seller Board Recommendation Change. If this Agreement is terminated pursuant to Section 7.1(g), then Seller will promptly (and in any event within two (2) Business Days) following such termination pay to Buyer (or its designee) the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.

(iii)     Superior Proposal; Failure to Obtain Requisite Stockholder Vote. If this Agreement is terminated pursuant to Section 7.1(h), then Seller will substantially concurrently with such termination pay or cause to be paid to Buyer the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.

(c)     Single Payment Only. The Parties acknowledge and agree that in no event will Seller be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)     Payments/Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Seller fails to promptly pay any amount due pursuant to Section 7.3(b) and, in order to obtain such payment, Buyer commences an Action that results in a judgment against Seller for the amount set forth in Section 7.3(b) or any portion thereof Seller will pay to Buyer its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Action, together with interest on such amount or portion thereof at the annual rate of the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(e)     Sale remedy. Buyer’s receipt of the Termination Fee to the extent owed pursuant to Section 7.3(b), will be the sole and exclusive monetary remedy of Buyer and its Affiliates against (A) Seller, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Seller, its Subsidiaries and each of their respective Affiliates (collectively, the “Seller Related Parties”) in respect of this Agreement and the transactions contemplated hereby, and upon payment of such amount, none of the Seller Related Parties will have any further monetary liability or obligation to Buyer relating to or arising out of this Agreement, or the transactions contemplated hereby (except, for the avoidance of doubt, that the Parties (or their Affiliates) will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement, Section 7.3(a) and Section 7.3(d), as applicable).

Article 8
POST-CLOSING INDEMNIFICATION

8.1     Survival of Representations and Warranties. If the Transactions are consummated, (a) the representations and warranties and covenants of Buyer set forth in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to the terms of this Agreement shall terminate as of the Closing, (b) the representations and warranties and covenants of Seller set forth in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to the terms of this Agreement shall survive the Closing and remain in full force and effect until 11:59 p.m. (Eastern time) on the first anniversary of the Closing Date (the “Survival Period”); provided, however, that in the event that any Buyer Indemnified Party shall deliver a Claim Certificate to Seller setting forth a claim for indemnification, compensation or reimbursement under this Article 8 in respect of a breach of a representation or warranty of Seller set forth in this Agreement, any Related Agreement or in any certificate delivered by or on behalf of Seller pursuant to the terms of this Agreement prior to the expiration of the applicable Survival Period, then such representation or warranty shall survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof.

8.2     Indemnification.

(a)     Subject to the limitations set forth in this Article 8, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and their respective directors, officers, employees, Affiliates (including Parent) and other persons who control or are controlled by Buyer or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)     any Excluded Liabilities;

(ii)     any breach of or inaccuracy in any of the representations or warranties made by Seller in (A) this Agreement on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, (B) any Related Agreement or (C) any certificate delivered by or on behalf of Seller pursuant to the terms of this Agreement;

(iii)     any non-fulfillment or breach of any covenant or other agreement of Seller under this Agreement; or

(iv)     any Liens (other than Permitted Liens) on the Transferred Assets arising from any of the Closing Indebtedness that are not removed or released pursuant to the Payoff Letters.

(b)     Except in the event of fraud, intentional misrepresentation or willful breach of this Agreement, from and after the Closing, the rights to indemnification, compensation or reimbursement under this Agreement shall be the exclusive remedies of the Parties with respect to any breach of, inaccuracy in or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement or the Transactions. Notwithstanding the foregoing, the limitations set forth in this Section 8.2(b) shall not apply to any actions to specifically enforce the covenants in this Agreement.

(c)     When determining whether there has occurred, or the amount of Losses suffered by an Indemnified Party as a result of, any breach of, inaccuracy in or failure of any representation or warranty, given or made by Seller that is qualified or limited in scope as to materiality, Material Adverse Effect (or similar concepts), such representation or warranty shall be deemed to be made or given without such qualification or limitation.

(d)     The right to indemnification, compensation or reimbursement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, inaccuracy of or compliance with, any representation, warranty, covenant or agreement or by the waiver of any condition. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, compensation or reimbursement based on any such representation, warranty, covenant or agreement. No Buyer Indemnified Party shall be required to show reliance on any representation, warranty, covenant or other agreement in order for such Buyer Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

8.3     Limitations on Indemnification.  Except for claims arising out of fraud or willful breach of this Agreement:

(a)     the maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover from the Escrow Fund under Section 8.2(a)(ii), collectively, shall be limited to the Retention Amount (or if the then remaining Retention Amount is greater than the then remaining Escrow Fund, the amount remaining in the Escrow Fund);

(b)     the maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover under Section 8.2(a)(i), Section 8.2(a)(iii), and Section 8.2(a)(iv), collectively, in respect of any breach shall be limited to the Escrow Fund; and

(c)     once the amount of Losses paid by Seller equals or exceeds the Escrow Fund, Buyer’s sole recourse for Losses pursuant to Section 8.2(a) shall be the R&W Insurance Policy; and

(d)     from and after the Closing, the Escrow Fund shall be the sole and exclusive recourse of the Buyer Indemnified Parties against Seller for all claims under this Agreement, including this Article 8.

8.4     Indemnification Claims.

(a)     If an Indemnified Party has or is reasonably expected to have a right to indemnification, compensation or reimbursement under this Agreement (an “Indemnification Claim”), such Indemnified Party shall promptly so notify the Indemnifying Party in a written notice (a “Claim Certificate”), prior to the expiration of the applicable Survival Period (if applicable): (i) stating that such Indemnified Party has directly or indirectly suffered or incurred any Losses, or reasonably anticipates that it will directly or indirectly suffer or incur any Losses, for which it is entitled to indemnification, compensation or reimbursement under this Agreement; (ii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof; and (iii) the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related.

(b)     In the event that the Indemnifying Party shall seek to contest all or any individual items of Losses set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of such Claim Certificate, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Loss. In the event that the Indemnifying Party shall fail to object to any items of Loss set forth in a Claim Certificate within the foregoing thirty-day period, the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify, compensate and reimburse the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement.

8.5     Third Party Claims.  In the event any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Action, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure shall have caused the damages for which the Indemnified Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. If the Third Party Claim may result in a claim against the Escrow Fund, the Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, that, if any claim is settled without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses.

8.6     Tax Treatment. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Cash Purchase Price, unless otherwise required by Applicable Law.

8.7     Parent and Buyer Indemnification. From and after the Closing, Parent and Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates and other persons who control or are controlled by Seller, and its agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with any Assumed Liabilities.

Article 9
GENERAL

9.1     Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered in person; (b) when transmitted by facsimile (with acknowledgment of complete transmission) or via electronic mail; (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail, return receipt requested; or (d) when delivered by an express courier (with written confirmation) to the Parties at the following addresses (or to such other address, e-mail address, or facsimile number as such Party may have specified in a written notice given to the other Parties):

(a)      if to Parent or Buyer, to:

Corcentric, Inc.

2651 Warrenville Road

Suite 560

Downers Grove, IL 60515

Attention: Chief Financial Officer

Telephone No:

Facsimile No.:

Email:

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street, NW

Fifth Floor

Washington, DC 20006

Attention: Michael C. Labriola

Attention: Mark P. Holloway

Facsimile No.: (202) 973-8899

E-mail: mlabriola@wsgr.com

E-mail: mholloway@wsgr.com

(b)     if to Seller (prior to the Closing), to:

Determine, Inc.

615 West Carmel Drive, Suite 100

Carmel, IN 46032

Attention: Kevin Grande, General Counsel

Telephone No:

Facsimile No.:

Email:

If to Seller (after the Closing), to such contact information as Seller may provide to Buyer from time to time.

with a copy, in either case, to (which shall not constitute notice):

O’Melveny & Myers LLP

Two Embarcadero Center

28th Floor

San Francisco, CA 94111

Attention: C. Brophy Christensen

Facsimile No.: (415) 984-8701

E-mail: bchristensen@omm.com

9.2     Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof. Documents or other information and materials shall be deemed to have been “made available” or “provided” by Seller if and only if they are attached as Exhibits to the Seller SEC Reports or if Seller has posted such documents and information and other materials to the virtual data room managed by Seller at https://dataroom.ansarada.com/ProjectDelivery at least twenty four (24) hours prior to the execution and delivery of this Agreement by the parties hereto.

9.3     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Until and unless each Party has received counterparts hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

9.4     Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Letter and the Related Agreements to which the Parties are party: (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, between the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder except that this Agreement shall be for the benefit of not only the Parties but also each of the Indemnified Parties and except that Section 5.13 shall also be for the benefit of the Persons reference in Section 5.13 and Section 8.2 shall also be for the benefit of the Persons referenced in Section 8.2. Notwithstanding the foregoing, the Parties agree and acknowledge that the Confidentiality Agreement survives by its terms. Buyer shall not assign this Agreement by operation of law or otherwise without the prior written consent of Seller, except that Buyer may assign its rights and delegate its obligations hereunder to one or more of its affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder. Seller shall not assign this Agreement by operation of law or otherwise without the prior written consent of Buyer, except to a successor in interest to all, substantially all or a substantial part, of the business and/or assets of Seller, by written agreement in form and substance satisfactory to Buyer, pursuant to which such successor in interest expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Seller would be required to perform if no such succession had taken place.

9.5     Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6     Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case, in accordance with Section 9.7, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

9.7     Governing Law; Exclusive Jurisdiction.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY, OR, SOLELY IN THE EVENT THAT SUCH COURT DECLINES TO ACCEPT JURISDICTION, OF THE OTHER COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN THE STATE OF DELAWARE, SOLELY WITH RESPECT TO THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDINGS FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE COURT. DURING SUCH PERIOD AND AS TO SUCH MATTERS, THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.7 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. WITH RESPECT TO ANY PARTICULAR ACTION, SUIT OR PROCEEDING, VENUE SHALL LIE IN THE STATE OF DELAWARE.

9.8     Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.9     Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, and (ii) waive compliance with any of the covenants or agreements for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the individuals and entities listed below, in their own capacity or by their duly authorized representatives, have executed this Agreement as of the date first written above.

CORCENTRIC, INC.

By:	/s/ Mark Joyce
Name:	Mark Joyce
Title:	EVP & CFO

CORCENTRIC ACQUISITION, LLC

By:	/s/ Mark Joyce
Name:	Mark Joyce
Title:	EVP & CFO

DETERMINE, INC.

By:	/s/ John Nolan
Name:	John Nolan
Title:	Chief Financial Officer and Secretary

EXHIBIT A

List of Key Employees

EXHIBIT B

List of Specified Individuals

EXHIBIT C

Form of Support Agreement

(See attached)

EXHIBIT D

Form of IP Assignment Agreements

(See attached)

EXHIBIT E

R&W Insurance Policy

(See attached)

EXHIBIT F

Form of Bill of Sale

(See attached)

EXHIBIT G

Form of Assignment and Assumption Agreement

(See attached)

EXHIBIT H

Form of Assignment and Assumption of Lease for each Transferred Lease

(See attached)

EXHIBIT I

Form of Escrow Agreement

(See attached)

EXHIBIT J

Form of Put Option Agreement

(See attached)